Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 202123

PROSPECTUS SUPPLEMENT NO. 8

To Prospectus dated May 12, 2015

27,321,870 Shares

PIERIS PHARMACEUTICALS, INC.

Common Stock

This prospectus supplement no. 8 supplements the prospectus dated May 12, 2015, relating to the offering and resale by the selling stockholders identified in the prospectus of up to 27,321,870 shares of our common stock, par value $0.001 per share. These shares were privately issued to the selling stockholders on December 17, December 18, and December 23, 2014 in connection with a private placement and a share exchange transaction described in the prospectus.

This prospectus supplement incorporates into our prospectus the information contained in our attached Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 13, 2015.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “PIRS.” As of November 12, 2015 the last reported sale price for our common stock as reported on the NASDAQ Capital Market was $1.87 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 001-37471

PIERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	30-0784346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Lise-Meitner-Strasse 30 Freising-Weihenstephan, Germany	85354
(Address of principal executive offices)	(Zip Code)

+49 81 6114 11400

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☒  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The number of outstanding shares of the registrant’s common stock, par value $0.001 per share, as of November 9, 2015 was 39,759,530.

PIERIS PHARMACEUTICALS, INC.

FORM 10-Q — QUARTERLY REPORT

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2015

Currency Presentation and Currency Translation

Unless otherwise indicated, all references to “dollars,” “$,” “U.S. $” or “U.S. dollars” are to the lawful currency of the United States. All references in this Report to “euro” or “€” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended. We prepare our financial statements in U.S. dollars.

The functional currency for our operations is the euro. With respect to our financial statements, the translation from the euro to U.S. Dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of other comprehensive income.

Where in this Report we refer to amounts in euros, we have for your convenience also in certain cases provided a conversion of those amounts to U.S. Dollars in parentheses. Where the numbers refer to a specific balance sheet account date or financial statement account period, we have used the exchange rate that was used to perform the conversions in connection with the applicable financial statement. In all other instances, unless otherwise indicated, the conversions have been made using the noon buying rate of €1.00 to U.S. $1.1162 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of September 30, 2015.

Forward Looking Statements

This section and other parts of this Quarterly Report on Form 10-Q contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties, principally in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this Quarterly Report on Form 10-Q, including statements regarding future events, our future financial performance, expectations for growth and revenues, anticipated timing and amounts of milestone and other payments under collaboration agreements, business strategy and plans, objectives of management for future operations, timing and outcome of legal and other proceedings, and our ability to finance our operations are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “ongoing,” “could,” “estimates,” “expects,” “intends,” “may,” “appears,” “suggests,” “future,” “likely,” “goal,” “plans,” “potential,” “projects,” “predicts,” “should,” “would,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in our most recent Annual Report on Form 10-K, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements to differ materially.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from our forward-looking statements due to a number of factors, including, without limitation, risks related to: the results of our research and development activities, including uncertainties relating to the discovery of potential drug candidates and the preclinical and ongoing or planned clinical testing of our drug candidates; the early stage of our drug candidates presently under development; our ability to obtain and, if obtained, maintain regulatory approval of our current drug candidates and any of our other future drug candidates; our need for substantial additional funds in order to continue our operations and the uncertainty of whether we will be able to obtain the funding we need; our future financial performance; our ability to retain or hire key scientific or management personnel; our ability to protect our intellectual property rights that are valuable to our business, including patent and other intellectual property rights; our dependence on third-party manufacturers, suppliers, research organizations, testing laboratories and other potential collaborators; our ability to successfully market and sell our drug candidates in the future as needed; the size and growth of the potential markets for any of our approved drug candidates, and the rate and degree of market acceptance of any of our approved drug candidates; competition in our industry; and regulatory developments in the U.S. and foreign countries.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Quarterly Report on Form 10-Q. Before you invest in our securities, you should be aware that the occurrence of the events described in Part I, Item 1A (Risk Factors) of our Form 10-K filed on March 30, 2015 could negatively affect our business, operating results, financial condition and stock price. All forward-looking statements included in this document are based on information available to us on the date hereof, and except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Quarterly Report on Form 10-Q to conform our statements to actual results or changed expectations.

PART I — FINANCIAL INFORMATION

PIERIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:

Cash and cash equivalents	$32,254,879	$18,474,211

Trade accounts receivable	17,358	—
Other current assets	1,285,041	1,207,072
Prepaid expenses	589,928	109,332
Income tax receivable	3,534	14,810

Total current assets	34,150,740	19,805,425

Property and equipment, net	1,928,192	2,052,221
Deferred tax asset	24,464	26,522
Other non-current assets	97,111	—

Total assets	$36,200,507	$21,884,168

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$1,117,557	$1,260,015
Accrued expenses	1,033,926	743,866
Deferred tax liability	24,464	26,522
Other current liabilities	65,714	242,755
Bank loan, including accrued interest	—	1,270,605

Total current liabilities	2,241,661	3,543,763

Accrued expenses, non-current	308,071	333,988

Total liabilities	2,549,732	3,877,751

Stockholders’ equity:
Common stock, $0.001 par value per share, 300,000,000 shares authorized and 39,759,530 and 29,279,522 issued and outstanding at September 30, 2015 and December 31, 2014	39,760	29,280
Additional paid-in capital	111,725,327	84,627,283
Accumulated other comprehensive loss	(1,150,279)	(843,097)
Accumulated deficit	(76,964,033)	(65,807,048)

Total stockholders’ equity	33,650,775	18,006,417

Total liabilities and stockholders’ equity	$36,200,507	$21,884,168

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PIERIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue	$414,610	$18,724	$792,474	$2,089,831

Operating expenses
Research and development	2,051,688	926,596	5,301,911	3,268,262
General and administrative	2,242,804	933,221	6,606,209	4,103,805

Total operating expenses	4,294,492	1,859,817	11,908,120	7,372,067

Loss from operations	(3,879,882)	(1,841,093)	(11,115,646)	(5,282,236)
Interest expense, net	—	(181,205)	(4,223)	(404,288)
Other (expense) income, net	(1,929)	148	3,325	2,812

Loss before income taxes	(3,881,811)	(2,022,150)	(11,116,544)	(5,683,712)
Provision/(benefit) for income tax	40,441	—	40,441	(18)

Net loss	$(3,922,252)	$(2,022,150)	$(11,156,985)	$(5,683,694)

Net loss per share
Basic and diluted	$(0.10)	$(0.17)	$(0.34)	$(0.48)

Weighted average number of common shares outstanding
Basic and diluted	38,890,546	11,828,974	32,584,354	11,828,974

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PIERIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Three month ended September 30		Nine months ended September 30,
	2015	2014	2015	2014
Net loss	$3,922,252	$2,022,150	$11,156,985	$5,683,694

Other comprehensive income (loss) components:
Foreign currency translation adjustments	193,415	326,303	(307,182)	329,330

Total other comprehensive income (loss), net of tax	193,415	326,303	(307,182)	329,330

Comprehensive loss	$3,728,837	$1,695,847	$11,464,167	$5,354,364

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PIERIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
	2015	2014
Operating activities:
Net loss	$(11,156,985)	$(5,683,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	234,066	278,852
Non-cash interest expense	—	365,251
Stock-based compensation	823,164	—
Non-cash restricted shares	446,400	—
Non-cash consulting shares	75,000
Changes in operating assets and liabilities:
Restricted cash	—	12,973
Trade accounts receivable	(17,328)	474,418
Prepaid expenses and other current assets	(768,982)	(128,146)
Trade accounts payable	(49,427)	(3,324)
Accrued expenses and other current liabilities	190,549	(450,672)
Income taxes receivable	10,109	49,064

Net cash used in operating activities	(10,213,434)	(5,085,278)
Investing activities:
Purchase of property and equipment	(269,265)	(14,311)

Net cash used in investing activities	(269,265)	(14,311)
Financing activities:
Issuance of common stock, net of issuance costs	25,763,960	—
Proceeds from convertible stockholder loan	—	1,309,093
Repayment of debt	(1,157,940)	(189,420)
Proceeds from preferred share subscription	—	1,355,480

Net cash provided by financing activities	24,606,020	2,475,153

Effect of exchange rate change on cash and cash equivalents	(342,653)	(128,763)

Net increase (decrease) in cash and cash equivalents	13,780,668	(2,753,199)
Cash and cash equivalents at beginning of period	18,474,211	3,689,382

Cash and cash equivalents at end of period	$32,254,879	$936,183

Supplemental cash flow disclosures:
Cash paid for interest	$4,181	$40,664

Cash paid for tax	$40,441	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PIERIS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	Basis of Presentation and Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying condensed consolidated financial statements.

Basis of Consolidation

The accompanying unaudited condensed consolidated financial statements of Pieris Pharmaceuticals Inc. and its wholly owned subsidiaries (collectively “Pieris” or the “Company) were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. All significant intercompany balances and transactions have been eliminated in the consolidation. Certain information and footnotes normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to the Securities and Exchange Commission rules and regulations. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete annual consolidated financial statements. It is recommended that these financial statements be read in conjunction with the consolidated financial statements and related footnotes that appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014 filed with the SEC on March 30, 2015 (the “2014 Annual Report”).

In the opinion of management, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited condensed consolidated financial statements for the year ending December 31, 2014, and all adjustments, including normal recurring adjustments, considered necessary for a fair presentation of the Company’s unaudited interim consolidated financial statements have been included. The results of operations for the three and nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015 or any future period.

Reclassifications

For comparability purposes, certain prior period amounts in the condensed consolidated financial statements have been reclassified to conform to the current period’s presentation within the consolidated statements of cash flows.

Use of Estimates

The preparation of the condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses in the financial statements and disclosures in the accompanying notes. Significant estimates are used for, but are not limited to, revenue recognition, deferred tax assets, liabilities and valuation allowances, fair value of stock options and various accruals. Management evaluates its estimates on an ongoing basis. Actual results and outcomes could differ materially from management’s estimates, judgments and assumptions.

Segment Reporting

Pieris operates as a single segment dedicated to the discovery and development of biotechnological applications and the Company’s chief operating decision maker (“CODM”) makes decisions based on the Company as a whole. The Company has determined that it’s CODM is its CEO. Accordingly, Pieris operates and makes decisions as one reporting unit.

Milestone Payments and Royalties

At the inception of each agreement that includes milestone payments, Pieris evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether (a) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone, or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (b) the consideration relates solely to past performance and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. Pieris evaluates factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required to achieve the respective milestone and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

Pieris aggregates milestones into three categories (i) research milestones, (ii) development milestones and (iii) commercial milestones. Research milestones are typically achieved upon reaching certain criteria as defined in each agreement related to developing an Anticalin protein against the specified target. Development milestones are typically reached when a compound reaches a defined phase of clinical research or passes such phase, or upon gaining regulatory approvals. Commercial milestones are typically achieved when an approved pharmaceutical product reaches the status for commercial sale or certain defined levels of net sales by the licensee, such as when a product first achieves global sales or annual sales of a specified amount.

For revenues from research and development milestone payments, if the milestones are deemed substantive and the milestone payments are nonrefundable, such amounts are recognized entirely upon successful accomplishment of the milestones. Milestones that are not considered substantive are accounted for as license payments and recognized on a straight-line basis over the period of performance. To date, Pieris has determined all milestones are substantive. Revenues from commercial milestone payments are accounted for as royalties and are recorded as revenue upon achievement of the milestone, assuming all other revenue recognition criteria are met. Royalty payments are recognized in revenues based on the timing of royalty payments earned in accordance with the agreements; which typically is the period when the relevant sales occur, assuming all other revenue recognition criteria are met.

Net Loss per Common Share

Basic net loss per share was determined by dividing net loss by the weighted average common shares outstanding during the period. Diluted net loss per share was determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflect the dilutive effect, if any, of common stock options based on the treasury stock method.

For all financial statement periods presented the number of basic and diluted weighted average shares outstanding was the same because any increase in the number of shares of common stock equivalents for any period presented would be antidilutive based on the net loss for the period.

For the three and nine months ended September 30, 2015, approximately 1.2 million and 0.9 million potential weighted average shares subject to stock options respectively, as calculated using the treasury stock method, were excluded from the calculation of diluted weighted average common shares outstanding as their effect would have been antidilutive.

Accumulated Other Comprehensive Loss

Changes to accumulated other comprehensive income during the nine months ended September 30, 2015 were as follows (in thousands):

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income
Balance—December 31, 2014	$(843)	$(843)
Current period other comprehensive loss	(307)	(307)

Balance—September 30, 2015	$(1,150)	$(1,150)

Fair Value Measurement

ASC Topic 820 Fair Value Measurement defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date. Pieris applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement. The standard describes the following fair value hierarchy based on three levels of input, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 utilizes quoted market prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

Cash equivalents recorded by Pieris consist of highly liquid money market funds and are measured at fair value on a recurring basis. These funds are classified as Level 1 because they are valued using quoted prices for the periods ended September 30, 2015 and December 31, 2014. The carrying amounts of $78,459 and $4,800,573 as of September 30, 2015 and December 31, 2014, respectively, equal the fair value of the cash equivalents.

The Company’s debt instruments are classified as Level 2. The fair value of these instruments was determined using the discounted cash flow method based on contractual cash flows and the current rate at which debt with similar terms could be issued. The fair values for these debt instruments approximated carrying values as of December 31, 2014. There are no remaining debt instruments as of September 30, 2015.

All of other current assets and current liabilities on our consolidated balance sheets approximate their respective carrying amounts.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted statutory tax rates expected to apply to taxable income in the jurisdictions and years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Based on the level of historical operating results and projections for the taxable income for the future, the Company has determined that it is more likely than not that its net deferred tax assets will not be realized. Accordingly, the Company has recorded a full valuation allowance to reduce its net deferred tax assets.

We recognize, measure, present and disclose in our financial statements any uncertain tax positions that we have taken, or expect to take on a tax return. We operate in multiple jurisdictions, both within and outside the United States, and may be subject to audits from various tax authorities. Management’s judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, liabilities for uncertain tax positions, and any valuation allowance recorded against our net deferred tax assets. We will monitor the realizability of our deferred tax assets and adjust the valuation allowance accordingly.

Our policy is to classify interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” (ASU 2014-09) which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for the Company beginning January 1, 2018, and at that time the Company may adopt the new standard under the full retrospective approach or the modified retrospective approach. Early adoption is not permitted. The Company is currently evaluating the potential impact the adoption of this standard will have on its financial statements and related disclosures.

In January 2015, the FASB issued ASU No. 2015-01, “Income Statement – Extraordinary and Unusual items” (ASU 2015-01). The amendments in ASU 2015-01 eliminate from U.S. GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement - Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not believe this ASU will have an impact on its financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (ASU 2015-02). The amendments in ASU 2015-02 are intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions). This guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December, 15, 2017. The Company does not believe this ASU will have an impact on its financial statements.

In June 2015, the FASB issued ASU No. 2015-10, “Technical Corrections and Improvements” (ASU 2015-10). The amendments in ASU 2015-10 represent changes to clarify the FASB Accounting Standards Codification (the “Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. In addition, some of the amendments are intended to make the Codification easier to understand and easier to apply by eliminating inconsistencies, providing needed clarifications, and improving the presentation of guidance in the Codification. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not believe this ASU will have an impact on its financial statements.

Pieris has considered other recent accounting pronouncements and concluded that they are either not applicable to the business, or that the effect is not expected to be material to the unaudited condensed consolidated financial statements as a result of future adoption.

2. Revenues

Pieris has not generated revenues from product sales. Pieris has generated revenues pursuant to (i) license and collaboration agreements, which include upfront payments for licenses or options to obtain licenses, payments for research and development services and milestone payments, and (ii) government grants.

Collaborations and Other Agreements

Allergan, Inc.

In August 2009, pursuant to an agreement with Allergan, Inc. (“Allergan”), the Company granted Allergan a worldwide exclusive license to develop and commercialize certain drug candidates for the treatment and prevention of ocular diseases. Allergan is responsible for the research, development, manufacturing and commercialization of any products resulting from the license. No revenue has been recorded in the 2014 and 2015 periods presented.

The Company is entitled to receive up to an aggregate of $13 million in milestone payments upon the achievement of certain commercial milestones or patents granted to the Company by the United States Patent and Trademark Office that cover a product licensed to Allergan.

Daiichi Sankyo Co., Ltd.

In May 2011, Pieris granted an exclusive, worldwide license for the research, development and commercialization of drug candidates identified by the Company for targets selected by Daiichi Sankyo Co., Ltd. (“Daiichi Sankyo”) pursuant to an agreement with Daiichi Sankyo. Under this agreement the Company will use its proprietary Anticalin® scaffold technology to identify drug candidates against certain selected targets, with further development and commercialization performed by Daiichi Sankyo.

Daiichi Sankyo has agreed to pay various upfront payments for certain research programs, payments for services provided by Pieris in conjunction with the research programs and certain milestone payments as development milestones are achieved. During the three months ended September 30, 2015, Pieris recorded revenue of $0.4 million associated with achieving certain milestones within a research program. There were no revenues recorded in the three months ended September 30, 2014. During the nine months ended September 30, 2015 and 2014, Pieris recorded revenue of $0.4 million and $1.1 million, respectively. The revenues recorded in the nine months ended September 30, 2015 were associated with achieving certain milestones within a research program. The revenues recorded in the nine months ended September 30, 2014 were associated with recognizing the final component of the upfront payment. Pieris provided various services in connection with the ongoing research programs as well as achieved a development milestones during the nine month period ended September 30, 2014.

The Company is entitled to receive potential milestone payments of $91.1 million, plus royalties on the commercial sales of any commercial products. The total milestones are categorized as follows: research milestones - $2.6 million; development milestones - $37.4 million; commercial milestones - $50.2 million; additional diagnostic milestones of $0.9 million.

Sanofi-Aventis and Sanofi-Pasteur

In September 2010, the Company entered into an agreement with Sanofi-Aventis and Sanofi Pasteur (“Sanofi”), under which the Company agreed to apply its proprietary Anticalin® technology to identify drug candidates against certain targets selected by Sanofi, with further development and commercialization performed by Sanofi. The agreement included the initial identification of two targets by Sanofi, with options to select up to four additional targets. For any targets selected by Sanofi, the Company granted an exclusive, worldwide license for the research, development and commercialization of drug candidates identified by the Company. In addition to the two initial targets selected by Sanofi, Sanofi exercised one of the four options and received a license. The remaining three options expired unexercised.

Sanofi has agreed to pay various upfront payments for certain research programs, payments for services provided by Pieris in conjunction with the research programs and certain milestone payments as development milestones are achieved. There were no revenues for this agreement recorded during the three months ended September 30, 2015 and 2014. During the nine months ended September 30, 2015 there were no revenues recorded for this agreement. Pieris recorded $0.7 million for the nine months ended September 30, 2014 under this agreement and were associated with recognizing the final component of the upfront payment as well as Pieris providing various services in connection with the ongoing research programs including achieving a development milestone during the period.

The Company is entitled to receive milestone payments up to $51.6 million, plus royalties on the sales of any commercial products. The total milestones are categorized as follows: research milestones - $1.9 million; development milestones - $29.6 million; commercial milestones - $20.1 million.

3. Related-Party Transactions

Research and License Agreement with Technische Universität München (“TUM”)

On July 4, 2003, the Company entered into a research and licensing agreement with TUM (the “TUM License Agreement”), which was subsequently renewed and, on July 26, 2007, superseded and replaced. The agreement established a joint research effort led by Prof. Arne Skerra, Chair of Biological Chemistry of TUM, to optimize Anticalin technologies for use in therapeutic, prophylactic and diagnostic applications and as research reagents, and to gain fundamental insights in lipocalin scaffolds. Prof. Dr. Skerra was a member of the supervisory board of Pieris GmbH, the Company’s wholly-owned subsidiary, when the parties entered into the TUM License Agreement and during the period covered by the consolidated financial statements in this report. The Company provided certain funding for TUM research efforts performed under the agreement and this part of the agreement expired in February 2013 with no further obligation by Pieris.

As a result of research efforts to date under the TUM License Agreement, the Company holds a worldwide exclusive license under its license agreement with TUM to multiple patents and patent applications, including an exclusive license to an issued U.S. patent, which patent will expire in 2027 (subject to a possible term adjustment period). The Company also holds an exclusive license to an issued U.S. patent No. 8,420,051, which patent is expected to expire in 2029. The Company bears the costs of filing, prosecution and maintenance of patents assigned or licensed to the Company under the agreement.

As consideration for the assigned patents and licenses above, the Company is required to pay certain development milestones to TUM. The Company also is obliged to pay low-single-digit royalties, including annual minimum royalties, on sales of such products incorporating patented technologies. If the Company grants licenses or sublicenses to those patents to third parties, the Company will be obliged to pay a percentage of the resulting revenue to TUM. The Company’s payment obligations are reduced by the Company’s proportionate contribution to a joint invention. Payment obligations terminate on expiration or annulment of the last patent covered by the agreement. The Company can terminate the licenses to any or all licensed patents upon specified advance notice to TUM. TUM may terminate the license provisions of the agreement only for cause. Termination of the agreement does not terminate the rights in patents assigned to the Company.

The Company has incurred expenses related to TUM in connection with the transfer of licenses and protective rights of $13,898 and $16,563 for the three months ended September 30, 2015 and 2014, respectively. For the nine months ended September 30, 2015 and 2014 the Company incurred expenses in an amount of $41,791 and $50,839, respectively.

The Company has accrued $302,490 and $327,937 as of September 30, 2015 and December 31, 2014, respectively, related to the amounts due under the research and license agreement (see Note 10 Commitments and Contingencies).

Consulting Contract between Prof. Dr. Arne Skerra and the Company

In 2001, the Company entered into a Consulting Agreement with Prof. Dr. Arne Skerra, pursuant to which Prof. Dr. Arne Skerra provides advice regarding the use of new proteins, in particular Anticalin® proteins and antibodies, for the purpose of research and development. The Consulting Agreement has an unlimited term but can be terminated by the Company upon three months’ notice with effect from the end of a month and by Prof. Dr. Arne Skerra upon one year’s notice with effect from the end of a year. Under the Consulting Agreement, the Company incurred and paid to Prof. Dr. Skerra consulting fees of $16,717 and $26,955 for the nine months ended September 30, 2015 and 2014, respectively. For the three months ended September 30, 2015 and 2014 the Company incurred and paid Prof. Dr. Skerra consulting fees of $5,559 and $6,625, respectively.

4. Debt

As of April 3, 2014, the Company and tbg Technologie-Beteiligungs-Gesellschaft mbH (“TBG”), the subsidiary of KfW Bank, Frankfurt (“KfW”), signed a repayment agreement concerning the Company’s repayment of its liabilities to TBG outstanding at December 31, 2013 in a total amount of €1.2 million ($1.34 million). The principal amount bore interest at a rate of 10.53%. Under the repayment agreement, the Company has agreed to a payment schedule pursuant to which it will make semi-annual payments until 2016. On December 11, 2014, the Company and TBG entered into an accelerated repayment agreement in respect of the claims of TBG against the Company. Pursuant to terms of the accelerated repayment agreement, conditioned upon closing of the Acquisition, the Company was obligated to pay €1,050,000 ($1.17 million), the outstanding amount under the repayment agreement, in two tranches as follows: €600,000 ($669,720) plus accrued interest on January 31, 2015 and €450,000 ($502,290) on March 31, 2015. The outstanding principal amount for the first and the second tranches net of capital gain tax withheld, was repaid in full in the first quarter ending March 31, 2015 and such next payment was €931,312 ($1,039,530). The capital gain tax withheld in the amount of €118,688 ($132,480) was paid on April 9, 2015 and no further amounts are payable in respect of TBG loan.

5. Accrued Expenses

The Company has recorded the following accrued expenses as of September 30, 2015 and December 31, 2014, respectively:

	September 30,	December 31,
	2015	2014
Accrued expenses:
Accrued payroll and benefits	$480,626	$332,892
Accrued audit and tax	156,553	403,450
Accrued professional fees, and other	396,747	7,524

Total accrued expenses	1,033,926	743,866

Accrued expenses, non-current:
Reserve for litigation TUM	302,490	327,937
Accrued restoration cost	5,581	6,051

Total accrued expenses, non-current	308,071	333,988

Total accrued expenses	$1,341,997	$1,077,854

6. Public Offering

On July 6, 2015 the Company closed a public offering of an aggregate of 9,090,909 shares of the Company’s common stock at a purchase price of $2.75 per share. All shares of common stock were offered by the Company. On July 24, 2015 the underwriters exercised their over-allotment option to purchase 1,211,827 additional shares of the Company’s common stock at the public offering price of $2.75, the sale of which closed on July 28, 2015.

Gross proceeds raised by the Company in the offering, including the exercise of the over-allotment option, were $28.3 million and net of equity issuance costs are $25.8 million. The Company intends to use the net proceeds from the offering to fund research and development, including preclinical and clinical research and development of its drug candidates, working capital and general corporate purposes.

7. Stock-Based Compensation

Stock-based compensation expense for the three months ended September 30, 2015 was $0.3 million. Stock-based compensation expense for the nine months ended September 30, 2015 was $0.8 million. There was no stock-based compensation expense recorded for the 2014 periods as the stock option plan did not become effective until December 17, 2014.

Total stock-based compensation expense was recorded to operating expenses based upon the functional responsibilities of the individuals holding the respective options as follows:

	Three months ended	Nine months ended
	September 30, 2015	September 30, 2015
Research and development	$88,176	$217,766
General and administrative	249,613	605,398

Total stock-based compensation	$337,790	$823,164

There were no options exercised during the three and nine month periods ended September 30, 2015 and 2014.

Pieris granted 663,262 stock options to employees, consultants, and directors under the 2014 Employee, Director and Consultant Equity Incentive Plan, (the “Plan”) during the nine months ended September 30, 2015. Of these stock options granted, an option for 450,000 shares was granted to a newly-hired executive officer subject to certain restrictions on exercise that require Company’s shareholders to approve an increase in the number of shares authorized under the Plan; if such shareholder approval is not obtained by September 30, 2016, the option will be cancelled and of no further force and affect. This option, therefore, does not have an impact on the remaining shares available for future grants currently authorized under the Plan.

The Company granted an option to purchase 500,000 shares outside of the Plan to a newly-hired executive officer that was an inducement, material to the executive officer entering into employment with the Company. The compensation expense associated with this inducement option was $32,133 and is included in research and development expense for both the three and nine month periods ended September 30, 2015. The Company did not grant any stock options during the three and nine months ended September 30, 2014.

The Company uses the Black-Scholes option pricing model to determine the estimated grant date fair values for stock-based awards. The weighted-average grant date fair values of the options both in and out of plan granted during the nine months ended September 30, 2015 was $1.94 using the following assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Dividend yield	—	—	—	—
Expected volatility	72.65% - 73.43%	—	72.65% - 75.07%	—
Risk-free interest rate	1.69% - 1.89%	—	1.49% - 1.89%	—
Expected term	5.0 - 6.1 years	—	5.0 - 6.1 years	—
Forfeiture rate	8.8%	—	8.8%

Option-pricing models require the input of various subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. Pieris’s estimated expected stock price volatility is based on the average volatilities of other guideline companies in the same industry. Pieris’s expected term of options granted during the three and nine months ended September 30, 2015 was derived using the SEC’s simplified method. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

As of September 30, 2015, the total unrecognized compensation cost related to outstanding stock options was $3.8 million, which the Company expects to recognize over a weighted-average period of 3.1 years.

8. Consulting Shares

Del Mar Consulting Group & Alex Partners

On March 6, 2015, the Company entered into an independent consulting agreement (the “Consulting Agreement”) with the Del Mar Consulting Group, Inc. and Alex Partners, LLC (the “Consultants”), pursuant to which the Company issued 150,000 restricted shares of its common stock (par value $0.01 per share) to the Consultants (the “Consulting Shares”). The Company agreed to retain the Consultants to provide investor relations consulting to the Company for a period commencing on March 6, 2015 (the “Commencement Date”) and ending thirteen months after the Commencement Date (such period, the “Term”). The shares issued in connection with the Consulting Agreement were deemed to be exempt from registration in reliance upon Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering.

The terms of the Consulting Agreement state that Pieris has the right to terminate this agreement at any time during the Term of the Consulting Agreement, upon providing Consultants ten days’ written notice of the Company’s intention to terminate or immediately upon notice in the event of a breach of this agreement by either consultant. If the Company had elected to terminate this agreement for any reason within one hundred eighty days (180) following the effective date each Consultant would have been required to promptly surrender to the Company forty percent (40%) of the number of Consulting Shares issued to it.

The Company uses the Black-Scholes model and estimated the fair value of the 90,000 non-cancellable Consulting Shares to be $284,400 based on the closing price per share of $3.16 as quoted on the OTCQB tier of the OTC Markets Group Inc., or the OTCQB, on the grant date, March 6, 2015. The remaining 60,000 shares were then marked to market based on the Black-Scholes model at each reporting period with the expense being recorded in the condensed consolidated statement of operations as general and administrative expenses.

On September 2, 2015, the remainder of the Consulting Shares vested and the remaining expense was recorded based on the fair value of the shares on that date. The total expense recorded during the three months ended September 30, 2015 for the remaining shares was $55,667. The total expense recorded during the nine months ended September 30, 2015 for the remaining shares was $162,000.

Aquilo Partners

On September 4, 2015 the Company entered into a Letter Agreement (the “Letter Agreement”) with Aquilo Partners, L.P. (“Aquilo Partners”). Aquilo Partners has been engaged by the Company as an advisor.

Upon execution of the Letter Agreement, the Company has recorded a retainer fee of $125,000. In addition to the cash retainer fee, the Company issued 27,272 shares of the Company’s common stock equal in value to $75,000 based on the closing price of $2.75 per share of the Company’s common stock on September 4, 2015, the date of the Letter Agreement. The compensation for Aquilo Partners has been recorded in the condensed consolidated statements of operations as general and administrative expenses.

9. Warrants

In connection with the Private Placement in December 2014, the Company issued certain warrants to holders to acquire up to 542,360 shares of its common stock at an exercise price of two dollars per share ($2.00) to the Placement Agents and their designees during December 2014. The warrants are exercisable at any time at the option of the holder until the five year anniversary of its date of issuance. The number of shares of common stock issuable upon the exercise of each warrant is adjustable in the event of certain stock dividends, stock splits, combinations of shares and similar transactions. Upon exercise, the aggregate exercise price of the warrants issued are payable by the holders in cash.

The Company estimated the fair value of the warrants as of the grant date to be $664,064 and recognized the full amount in general and administrative expense for the year ended December 31, 2014.

10. Commitments and Contingencies

Arbitration

On March 20, 2014, the Company instituted arbitration proceedings, or the TUM Arbitration, against Technische Universität München, or Munich Technical University and hereafter TUM, to address issues regarding the calculation of payments due from the Company to TUM under the TUM License Agreement. Pursuant to the terms of the TUM License Agreement, the arbitration is proceeding in Munich, Germany and governed by German law, in accordance with the arbitration rules of the Deutsche Institution für Schiedsgerichtsbarkeit.

On July 4, 2003, or the Effective Date, the Company and TUM entered into the TUM License Agreement, as superseded and replaced on July 26, 2007, under which TUM has exclusively licensed, or in some cases assigned, to the Company certain intellectual property and know-how that has become part of the Anticalin® proprietary technologies. In return, the Company agreed to pay to TUM certain undisclosed annual license fees, milestones and royalties for its own proprietary drug development and sales, as well as an undisclosed variable fee as a function of out-licensing revenues, or the Out-License Fee, where such Out-License Fees are creditable against annual license payments to TUM.

As required by the TUM License Agreement, the Company provided to TUM its calculation of the Out-License Fee owed by the Company to TUM for the period beginning on the Effective Date and ending on December 31, 2012, the Dispute Period, in the amount of $0.3 million excluding value-added tax. TUM has asserted that, under the TUM License Agreement, the Out-License Fee due to TUM for the Dispute Period amounts to $3.4 million excluding value-added tax in the aggregate and has threatened to terminate the TUM License Agreement if the Out-License Fee is not paid. The Company believes that if TUM sought to terminate the license agreement for cause as a result of this dispute, it would potentially face wrongful termination claims for substantial damages if the arbitral tribunal in the TUM Arbitration sides with the Company in its final decision regarding the proper amount of the Out-License Fee, but the Company can provide no assurance regarding the timing, nature or consequences of such decision. The Company instituted the TUM Arbitration to request the arbitration tribunal to hold that the Company’s calculation of the payments owed to TUM is accurate and shall govern all current and future payments due in respect of the Out-License Fee under the TUM License Agreement. The Company has reserved a liability on its balance sheet in respect of such payment in the amount of €271,000 ($302,273). An adverse ruling in the TUM Arbitration could have a material adverse effect on the Company’s results of operations and financial condition. In April 2014, TUM argued to the arbitrators that it is not the proper party to be sued under the action for a declaratory arbitration decision brought by the Company in relation to the Research and Licensing Agreement, and that instead, it is the Free State of Bavaria that is the proper respondent to the action. The Company has responded that TUM has capacity to be sued in relation to any disputes arising from and regarding contractual provisions of the Research and Licensing Agreement and is thus also the proper respondent in the action. In accordance with the arbitration rules of the Deutsche Institution für Schiedsgerichtsbarkeit, each party to the arbitration proceeding has appointed one arbitrator and the party-named arbitrators collectively selected the third arbitrator as the chairman of the arbitration panel.

On December 1, 2014, TUM filed its statement of defense, maintaining its earlier calculation of the Out-License Fee. On December 23, 2014, TUM filed a counterclaim in the amount of €2,529,400 ($3,060,827) to suspend the statute of limitations on its claims. On January 12, 2015, the Company filed a response to TUM’s defense. The arbitration panel held its first hearing in Munich, Germany on January 20, 2015, however the arbitration panel did not come to a conclusion on whether TUM is the proper respondent in the action or on the merits of the case. The panel had previously indicated that it will first decide the issue of whether TUM is the proper respondent in this action. The panel resolved that the value in dispute for both parties’ claims and counterclaims would be fixed at €3,500,000 ($4,235,350), as the calculation of the outstanding Out-Licensing Fee also impacts future payments. On March 3, 2015, the Company submitted a response to TUM’s statement of defense and counterclaim.

On March 31, 2015, TUM submitted a rebuttal brief. The panel requested that both the Company and TUM indicate to the panel by April 27, 2015 whether proceedings should be stayed as a result of settlement negotiations. On April 27, 2015, the Company submitted a reply brief requesting proceedings to continue without disruption and moving for leave to comment on TUM’s submission. Following an approved extension by the panel for TUM’s submission, TUM submitted its proposal on May 4, 2015, requesting that the panel conduct a mediation hearing and assist the parties in negotiating a settlement. On May 8, 2015, the arbitration tribunal set June 1, 2015 as the deadline for final briefs and offered to schedule another oral hearing in mid-June for the purpose of supporting further settlement negotiations if both parties are in favor of holding a hearing. The Company submitted its brief on June 1, 2015. On June 8, 2015, the arbitration tribunal issued a procedural order indicating they will proceed with the arbitration without another oral hearing. TUM did not file its brief by the June 1 deadline set by the panel, and instead filed another submission on June 23, 2015. In its procedural order issued on the same day, the tribunal panel reserved the right to reject TUM’s new submission based on the content of its brief. The tribunal’s subsequent procedural order of June 25, 2015 provided that the tribunal will close the proceedings on July 10, 2015. The order clarified that any further pleadings or submissions will not be admissible after this date. The Company submitted its final brief on July 10, 2015 to address TUM’s arguments raised in its latest submission and to provide the tribunal with an overview of its costs incurred in this arbitration proceeding. On the same day, TUM submitted its summary of its costs incurred in this arbitration proceeding and subsequently, on July 23, 2015, filed an additional brief to correct some of its earlier submissions on costs and comment on the Company’s cost overview of July 10, 2015. The Company replied to the TUM brief on August 7, 2015.

By letter to the parties on September 7, 2015, the arbitral tribunal noted that there had been no further submissions by the parties and that the tribunal would now draft and render the award. Since there is no deadline for the tribunal to render the award it is not possible to determine at this time when to expect a final decision.

Sublease Agreement

On August 27, 2015 the Company entered into an Agreement of Sublease (the “Sublease Agreement”) with Berenberg Capital Markets LLC (the “Sublandlord”). Under the Sublease Agreement, the Sublandlord will sublease to the Company approximately 3,950 square feet in Boston, MA. The term of the Sublease Agreement shall commence on the date the Sublandlord completes certain renovations and delivers space that is ready to be occupied (the “Commencement Date”) and shall expire at midnight on February 27, 2022 or such earlier date on which the term may terminate pursuant to the provisions of the Sublease Agreement. The Company has agreed to pay the Sublandlord an annual rental at a rate equal to $46.50 per square foot, increasing by $1.00 per square foot on each anniversary of the Commencement Date. As of September 30, 2015 the Commencement Date has not been reached. Therefore the Company has not recognized any rent expenses under the Sublease Agreement for the three and nine months ended September 30, 2015.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Information

The interim financial statements and this Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2014, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are contained in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 30, 2015. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under the caption “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2014.

As used in this Quarterly Report on Form 10-Q, unless the context indicates or otherwise requires, “our Company”, “the Company”, “Pieris”, “we”, “us”, and “our” refer to Pieris Pharmaceuticals, Inc., a Nevada corporation, and its consolidated subsidiary, and the term “Pieris Operating” refers to Pieris GmbH, a company organized under the laws of Germany that, through the Acquisition completed on December 17, 2014, has become our wholly owned subsidiary.

We have registered trademarks for Pieris®, Anticalin® and Pocket Binding®. All other trademarks, trade names and service marks included in this Quarterly Report on Form 10-Q are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner.

Company Overview

We are a clinical-stage biopharmaceutical company that discovers and develops Anticalin® based drugs to target validated disease pathways in a unique and transformative way. Our pipeline includes our 300-Series immune-oncology multi-specifics tailored for the tumor micro-environment, PRS-060, an inhaled Anticalin to treat severe asthma as well as PRS-080, a half-life-optimized Anticalin to treat anemia. Propreitary to Pieris, Anticalin proteins are a novel class of low molecular-weight therapeutic proteins derived from lipocalins, which are naturally occurring low-molecular weight human proteins typically found in blood plasma and other bodily fluids.

Each of our development programs focus on the following:

•	300-Series oncology drug candidates are multispecific Anticalin®-based proteins designed to engage immunomodulatory targets and consist of a variety of multifunctional biotherapeutics that genetically link an antibody with one or more Anticalin proteins, thereby constituting a multispecific protein;

•	PRS-060 is a drug candidate that binds to the IL-4RA receptor, thereby inhibiting IL-4 and IL-13, two cytokines, small proteins mediating signaling between cells within the human body, known to be key mediators in the inflammatory cascade that causes asthma and other inflammatory diseases;

•	PRS-080 is an Anticalin protein that binds to hepcidin, a natural regulator of iron in the blood. It has been designed to target hepcidin for the treatment of functional iron deficiency in anemic patients with chronic kidney disease particularly in end-stage renal disease patients requiring dialysis; and

•	PRS-110 is a monovalent antagonist, a polypeptide molecule with one target-binding domain, that is designed to block both ligand-dependent and ligand-independent activity of cMet

Each of our programs are in varying stages of pre-clinical efforts:

•	PRS-080—In June 2015, we completed dosing of healthy volunteers in a Phase I clinical trial. In the trial, no dose-limiting toxicities were observed and a maximum tolerated dose was not reached. We expect to present Phase I data during the fourth quarter of 2015;

•	PRS-060—Currently in preclinical development, and we intend to begin a Phase I clinical trial with this program in 2017;

•	300-Series lead candidates—We are conducting preclinical experiments on a number of 300-Series lead candidates and by the end of 2015 intend to choose a candidate for pre-clinical studies to support the IND for potential clinical trials in oncology; and

•	PRS-110—We are also developing our 110 Series in oncology, which is in its pre-clinical stage.

Our core Anticalin® technology and platform was developed in Germany, and we have partnership arrangements with major multi-national pharmaceutical companies headquartered in the U.S., Europe and Japan and with regional pharmaceutical companies headquartered in India. These include existing agreements with Daiichi Sankyo Company Limited, (“Daiichi Sankyo”), and Sanofi Group (formerly Sanofi-Aventis and Sanofi-Pasteur SA, “Sanofi”), pursuant to which our Anticalin platform has consistently achieved its development milestones. We have discovery and preclinical collaboration and service agreements with both academic institutions and private firms. We also intend to establish a greater U.S. presence and take advantage of the U.S. capital markets, additional potential corporate partners, and the broad expertise found in the biotechnology industry in the United States.

Since inception, we have devoted nearly all of our efforts and resources to our research and development activities. We have incurred significant net losses since inception. For the nine months ended September 30, 2015 and 2014 we reported net loss of $11.2 million and $5.7 million, respectively. For the three months ended September 30, 2015 and 2014 we reported net loss of $3.9 million and $2.0 million, respectively. As of September 30, 2015, our accumulated deficit is $77.0 million.

We expect to continue incurring substantial losses for the foreseeable future as we continue to develop our clinical and preclinical drug candidates and programs. Our operating expenses are comprised of research and development expenses and general and administrative expenses.

We have not generated any revenues from product sales to date, and we do not expect to generate revenues from product sales for at least the next several years. Our revenues for the three and nine months ended September 30, 2015 and 2014 were primarily from license and collaboration agreements with our partners, as well as grants from government agencies.

The U.S. dollar is the reporting currency for all periods presented. The functional currency for Pieris Operating is euros. All assets and liabilities denominated in euros are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive loss. Pieris is a holding company with limited operations and the sole stockholder of Pieris Operating. The corporate headquarters and research facility of Pieris Operating has been located in Freising, Germany. We are in the process of relocating our corporate headquarters to Boston, MA and on August 27, 2015 executed a Sublease for office space and expects to occupy the space in early November 2015, upon completion of renovations. Pieris Australia Pty Ltd., a wholly owned subsidiary of Pieris Operating, was formed on February 14, 2014 to conduct research and development in Australia.

Financial Operations Overview

The following discussion summarizes the key factors our management believes are necessary for an understanding of our consolidated financial statements.

Revenues

We have not generated any revenues from product sales to date, and we do not expect to generate revenues from product sales for at least the next several years. Our revenues for the last two years have been primarily from the license and collaboration agreements with Sanofi and Daiichi Sankyo, and to a lesser extent, grants from government agencies. The revenues from Sanofi and Daiichi Sankyo have been comprised primarily of upfront payments, research and development services and, to a lesser extent, milestone payments. We recognized revenues from upfront payments under these agreements on a straight-line basis over the required service period because we determined that the licenses to which the payments related did not have standalone value. Research service revenue is recognized when the costs are incurred and the services have been performed. Revenue from milestone payments is recognized when all of the following conditions are met:

•	The milestone payments are non-refundable;

•	The achievement of the milestone involves substantial risk and was not reasonably assured at the inception of the arrangement;

•	Substantive effort on our part is involved in achieving the milestone;

•	The amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with achievement of the milestone; and

•	A reasonable amount of time passes between the up-front license payment and the first milestone payment.

We expect our revenues for the next several years to consist of upfront payments, research funding and milestone payments from strategic collaborations we currently have or may establish in the future.

Operating Expenses

The process of researching and developing drugs for human use is lengthy, unpredictable and subject to many risks. We expect to continue incurring substantial expenses for the next several years as we continue to develop our clinical and preclinical drug candidates and programs. We are unable with any certainty to estimate either the costs or the timelines in which those costs will be incurred. These programs consume a large proportion of our current, as well as projected, resources. We anticipate that our expenses will increase significantly compared to recent years as we advance PRS-080 through clinical trials, including a Phase Ib-2a first in patient clinical trial in end stage renal disease patients expected to start in the fourth quarter of 2015, engage in first-in-man-enabling preclinical studies for PRS-060 and programs from our PRS-300 Series of drug candidates and, subsequently, clinical development activities for these programs, and prepare drug supply for these and other product candidates. On June 10, 2015, we announced the completion of enrolment of healthy subjects in a blinded, placebo-controlled Phase I clinical trial for PRS-080 and we expect to report the data from this trial in the fourth quarter of 2015.

We also expect to incur expenses associated with:

•	further preclinical development activities for 300-Series programs in the area of immune-oncology;

•	establishing and managing relationships with third parties with respect to collaboration and out-licensing; and

•	validating and developing additional novel drug candidates.

Any failure or delay in the advancement of PRS-080, PRS-060 or our 300-Series Programs could require us to re-allocate resources from our other projects to the advancement of those drug candidates, which could have a material adverse impact on the advancement of other projects and on our operations.

Our operating expenses are comprised of research and development expenses and general and administrative expenses.

Our research and development consist of costs for advancing our proprietary and co-development projects and improving and maintaining our Anticalin® platform technology. These costs are directly attributable to the creation of certain of our Anticalin® drug candidates and are comprised of internal recurring costs, such as labor and fringe benefits, stock-based compensation, materials and supplies, facilities and maintenance costs and fees paid to eternal parties who provide us with professional services, such as preclinical testing, consulting, manufacturing and related testing, and clinical trial activities.

General and administrative expenses consist primarily of salaries, benefits and stock-based compensation expenses for employees in executive, business development, legal, accounting, human resources and other support functions. Other significant general and administrative expenses include costs associated with obtaining and maintaining our intellectual property portfolio, professional fees for auditing, legal services, investor relations and other public company costs and travel expenses.

Results of Operations

Comparison of the three and nine months ended September 30, 2015 and September 30, 2014

The following table sets forth our revenues and operating expenses for the periods presented (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue	$415	$19	$792	$2,090
Research and development	(2,052)	(927)	(5,302)	(3,268)
General and administrative	(2,243)	(933)	(6,606)	(4,104)
Other (expense), net	(2)	(181)	(1)	(401)
Provision for income tax	(40)	—	(40)	(1)

Net loss	$(3,922)	$(2,022)	$(11,157)	$(5,684)

Revenues

The following table provides a comparison of revenues for the periods presented, (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Upfront payments	$—	$—	$—	$473
Research and development services	6	—	6	877
Milestone payments	389	—	389	685
Grants	8	19	376	55
Other	12	—	21	—

Total	$415	$19	$792	$2,090

•	We did not record any revenues from upfront payments in the 2015 periods presented. During the nine months ended September 30, 2014, we recorded revenues of $0.5 million from upfront payments associated with payments from our collaboration partners.

•	Revenues from research and development services decreased $0.9 million, from the 2014 period to the 2015 period due to the successful hand over of all collaboration projects in the 2014 period. During the nine months ended September 30, 2014, we received research funding from collaboration partners for two collaboration projects.

•	Pieris recorded a collaboration milestone payment of $0.4 million during the three months ended September 30, 2015 compared to no revenues recorded during the three months ended September 30, 2014. Revenues for milestone payments decreased $0.3 million from the nine months ended September 30, 2014 to the nine month period ending September 30, 2015. The decrease relates to two development milestones being achieved in the 2014 period compared to one milestone being achieved in the 2015 period.

•	Revenue from grants increased $0.3 million from the nine months ended September 30, 2014 compared to the nine month periods ended September 30, 2015. The increase relates primarily to our significantly increased activities related to PRS-080’s development during the 2015 period compared to the 2014 period, resulting in higher reimbursement from the European Commission for PRS-080’s development.

Research and development

The following table provides a comparison of the research and development expenses for our drug candidates and projects for the periods presented (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

PRS-060	$251	$11	$273	$50
PRS-080	148	79	1,402	427
PRS-110	1	9	5	82
PRS-300 Series	698	234	1,679	432
Other R&D activities	954	594	1,943	2,277

Total	$2,052	$927	$5,302	$3,268

Research and development expenses increased by $1.1 million, from $0.9 million for the three months ended September 30, 2014, to $2.1 million in the three months ended September 30, 2015. The increase is primarily due to a $0.5 million increase in consulting expenses, labs supplies and personnel costs associated with our 300-Series programs. Our PRS-060 program increased $0.2 million due to increased pre-clinical efforts involving research studies. Other research and development activities increased $0.4 million primarily resulting from personnel and recruiting expenses due to increasing our research and development capabilities.

Research and development expenses increased by $2.0 million, from $3.3 million for the nine months ended September 30, 2014, to $5.3 million in the three months ended September 30, 2015. The increase is primarily due to a $1.2 million increase for consulting expenses, labs supplies and personnel costs associated with our 300-Series programs. Our PRS-080 program increased $1.0 million due to the Phase I clinical trial activity that began in late 2014, which was recently completed, as well as clinical manufacturing costs. In contrast, no activities related to clinical trials were carried out during the nine months ended September 30, 2014 for this program. The expenses for these programs were partially offset by a reduction of other research activities in other early stage programs as well as a reduction in various partner projects due to the hand-off of certain programs.

As of September 30, 2015, we employed 32 full-time and 4 part-time personnel compared to 25 full-time and 7 part-time personnel as of September 30, 2014. Of these 36 employees, 29 are engaged in research and development activities as of September 30, 2015 compared to 27 employees who were engaged in research and development activities as of September 30, 2014.

We incurred no costs in relation to providing research and development services under the license and collaboration agreements with our collaboration partners for the three months ended September 30, 2015 and 2014, respectively. For the nine month period ended September 30, 2015, we incurred no costs related to research and development services under the license and collaboration agreements with our collaboration partners as compared to $0.2 million for the nine months ended September 30, 2014.

Included in other research and development activities is stock-based compensation expense of $0.1 million for the three months ended September 30, 2015 and $0.2 million for the nine months ended September 30, 2015. There was no stock-based compensation expense for the 2014 periods.

General and administrative

General and administrative expenses increased by $1.3 million from $0.9 million for the three months ended September 30, 2014 to $2.2 million in the three months ended September 30, 2015. This increase is due to $0.4 million of legal and consulting costs associated with being a public company. Director and officers insurance premiums, investor relation and board fees also increased $0.4 million due in part to being a public company. We recorded $0.4 million of stock-based compensation expense in the 2015 period. There was no stock-based compensation expense in the 2014 period. Other administrative costs including personnel and travel related costs increased by $0.1 million in the three months ended September 30, 2015 compared to the 2014 period.

General and administrative expenses increased by $2.5 million from $4.1 million for the nine months ended September 30, 2014 to $6.6 million in the nine months ended September 30, 2015. This increase is due to $1.1 million of stock-based compensation expense. There was no stock-based compensation expense in the 2014 period. In the nine months ended September 30, 2015, we incurred $1.0 million of additional legal, investor relations, directors and officer insurance premiums, and board fees associated with being a public company. Other administrative costs including primarily personnel and travel related costs increased $0.4 million.

Non-operating income and (expense)

We incurred no interest expense for the three months ended September 30, 2015 as compared to $0.2 million for the three months ended September 30, 2014. This decrease primarily relates to the TBG loan repayment that occurred earlier in 2015 and reduced interest expense on shareholder loans which were converted into shares of common stock in the fourth quarter of 2014.

We incurred no interest expense for the nine months ended September 30, 2015 as compared to $0.4 million for the nine months ended September 30, 2014. This decrease primarily relates to the TBG loan repayment that occurred earlier in 2015 and reduced interest expense on shareholder loans which were converted into shares of common stock in the fourth quarter of 2014.

Liquidity and Capital Resources

Through September 30, 2015, we have funded our operations with $167.6 million of cash that has been obtained from the following main sources: $102.7 million from net sales of equity; $6.5 million from loans; $14.2 million from grants from government agencies; and $44.2 million in total payments received under license and collaboration agreements, including $7.9 million for research and development services costs we received in 2012, 2013, 2014 and the first nine months of 2015 from Daiichi Sankyo and Sanofi. We expect that reimbursements of our development costs by Daiichi Sankyo and Sanofi will decline going forward, and we do not expect such reimbursements to be a significant source of funding in the future.

As of September 30, 2015, we had a total of $32.3 million in cash and cash equivalents and $2.5 million of liabilities, including $2.2 million of current liabilities from operations.

Pieris has experienced operating losses since its inception and has a total accumulated deficit of $77.0 million as of September 30, 2015. We expect to incur additional costs and require additional capital. We have incurred losses in nearly every year since inception and in the nine months ended September 30, 2015. These losses have resulted in significant cash used in operations. During the nine months ended September 30, 2015 and 2014, our cash used in operations was $10.2 million and $5.1 million, respectively. We have several research and development programs underway in varying stages of development and we expect they will continue to consume increasing amounts of cash for development, conducting clinical trials and the testing and manufacturing of product material. As we continue to conduct these activities necessary to pursue FDA approval of PRS-080 and PRS-060 and our other product candidates, including our 300-Series, we expect the cash needed to fund operations to increase significantly over the next several years. We also expect to incur increased costs in connection with operating and growth as a public company.

In April 2014, we entered into a repayment agreement with tbg Technologie-Beteiligungs-Gesellschaft mbH (“TBG”), the subsidiary of KfW Bank, Frankfurt (“KfW”), regarding our repayment of our liabilities to TBG outstanding at December 31, 2013 in a total amount of €1.2 million ($1.34 million). These liabilities were repaid during 2015 and as of September 30, 2015, there were no liabilities to TBG owed.

On December 17, 2014 we entered into a Securities Purchase Agreement, with certain accredited investors, providing for the issuance and sale to such Investors of an aggregate of 6,779,510 shares of our common stock in the Private Placement for gross proceeds to us of $13.56 million. After deducting for placement agent and other fees and expenses, the aggregate net proceeds from the Private Placement were $12.04 million.

On July 6, 2015 the Company closed a public offering of an aggregate of 9,090,909 shares of the Company´s common stock at a purchase price of $2.75 per share. On July 28, 2015 the underwriters exercised their option to purchase an additional 1,211,827 shares of common stock at the public offering price of $2.75 per share. Gross proceeds from the offering, including the over-allotment option, were $28.3 million and net proceeds were approximately $25.8 million.

Even after giving effect to the public offering, we will need to obtain additional funding in order to continue our operations and pursue our business plans. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

We expect that our existing cash and cash equivalents at September 30, 2015 will enable us to fund our operations and capital expenditure requirements for at least the next twelve months. Our requirements for additional capital will depend on many factors, including the following:

•	the scope, rate of progress, results, timing and cost of our clinical studies, preclinical testing and other related activities;

•	the cost of manufacturing clinical supplies, and establishing commercial supplies, of our drug candidates and any products that we may develop;

•	the number and characteristics of drug candidates that we pursue;

•	the cost, timing and outcomes of regulatory approvals;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the timing, receipt and amount of sales, profit sharing or royalties, if any, from our potential products;

•	the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products or technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

We cannot be sure that future funding will be available to us on acceptable terms, or at all. Due to often volatile nature of the financial markets, equity and debt financing may be difficult to obtain. In addition, any unfavorable development or delay in the progress for our PRS-080, PRS-060 or 300-Series programs could have a material adverse impact on our ability to raise additional capital.

We may seek to raise any necessary additional capital through a combination of private or public equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. To the extent that we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our drug candidates, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we raise additional capital through private or public equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we cannot raise adequate capital in the future, we will be required to delay and possibly eliminate the research and development work not only of our lead drug candidates PRS-080, PRS-060 and our 300-Series but also our other preclinical stage product candidates. In this case, we could be required to relinquish greater or all rights to our product candidates at an earlier stage of development and on less favorable terms than we would otherwise agree.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Refer to Part II, Item 7, “Critical Accounting Policies and Estimates” of our Annual Report on Form 10-K for the fiscal year ended on December 31, 2014 for a discussion of our critical accounting policies and estimates. There were no significant changes to our Critical Accounting Policies and Estimates in the nine months ended September 30, 2015.

Recently Issued Accounting Pronouncements

We review new accounting standards to determine the expected financial impact, if any, that the adoption of each such standard will have. For the recently issued accounting standards that we believe may have an impact on our consolidated financial statements, see “Note 1—Recent Accounting Pronouncements” in our consolidated financial statements.

Emerging Growth Company and Smaller Reporting Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, establishes a class of company called an “emerging growth company,” which generally is a company whose initial public offering was completed after December 8, 2011 and had total annual gross revenues of less than $1 billion during its most recently completed fiscal year. Additionally, Section 12b-2 of the Exchange Act establishes a class of company called a “smaller reporting company,” which generally is a company with a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter or, if such public float is $0, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available. We currently qualify as both an emerging growth company and a smaller reporting company.

As an emerging growth company and a smaller reporting company, we are eligible to take advantage of certain exemptions from various reporting requirements that are not available to public reporting companies that do not qualify for those classifications, including without limitation the following:

•	An emerging growth company is exempt from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and financial statements, commonly known as an “auditor discussion and analysis.”

•	An emerging growth company is not required to hold a nonbinding advisory stockholder vote on executive compensation or any golden parachute payments not previously approved by stockholders.

•	Neither an emerging growth company nor a smaller reporting company is required to comply with the requirement of auditor attestation of management’s assessment of internal control over financial reporting, which is required for other public reporting companies by Section 404 of the Sarbanes-Oxley Act.

•	A company that is either an emerging growth company or a smaller reporting company is eligible for reduced disclosure obligations regarding executive compensation in its periodic and annual reports, including without limitation exemption from the requirement to provide a compensation discussion and analysis describing compensation practices and procedures.

•	A company that is either an emerging growth company or a smaller reporting company is eligible for reduced financial statement disclosure in registration statements, which must include two years of audited financial statements rather than the three years of audited financial statements that are required for other public reporting companies. Smaller reporting companies are also eligible to provide such reduced financial statement disclosure in annual reports on Form 10-K.

For as long as we continue to be an emerging growth company and/or a smaller reporting company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of those respective classifications. We will remain an emerging growth company until the earlier of (i) December 31, 2019, the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2019. We will remain a smaller reporting company until we have a public float of $75 million or more as of the last business day of our most recently completed second fiscal quarter, and we could retain our smaller reporting company status indefinitely depending on the size of our public float.

Emerging growth companies may elect to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

Not applicable

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognized that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Additionally, in designing disclosure controls and procedures, our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure controls and procedures also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

The Company’s management, under the supervision of and with the participation of the Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d15(e)) as of the end of the period covered by this report. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of September 30, 2015, the Company’s disclosure controls and procedures were not effective due to a material weakness in internal control over financial reporting reported in the Company’s Form 10-K for the period ended December 31, 2014, as filed with the SEC on March 30, 2015. A “material weakness,” as defined by Rule 12b-2 of the Exchange Act and PCAOB Auditing Standard No. 5, Paragraph A.7, is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified by management relates to our core finance function being sufficient to properly account for transactions in U.S. GAAP and to satisfy the timely financial reporting preparation and review requirements of an SEC registrant.

We are implementing procedures and controls around staffing, systems and various process improvements to remediate the internal controls deficiencies that have been identified and will test these procedures and controls in order to verify the remediation of such deficiencies.

Changes in Internal Controls over Financial Reporting

While there were no changes in our internal control over financial reporting that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting, the Company is in the process of instituting measures to address the material weakness in our internal control over financial reporting which is described above.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings

Arbitration Proceeding with Technische Universität München

On March 20, 2014, we instituted arbitration proceedings, or the TUM Arbitration, against Technische Universität München, or Munich Technical University and hereafter TUM, to address issues regarding the calculation of payments due from us to TUM under the TUM License Agreement. Pursuant to the terms of the TUM License Agreement, the arbitration is proceeding in Munich, Germany and governed by German law, in accordance with the arbitration rules of the Deutsche Institution für Schiedsgerichtsbarkeit.

On July 4, 2003, or the Effective Date, we entered into the TUM License Agreement with TUM, as superseded and replaced on July 26, 2007, under which TUM has exclusively licensed, or in some cases assigned, to us certain intellectual property and know-how that has become part of the Anticalin® proprietary technologies. In return, we agreed to pay to TUM certain annual license fees, milestones and royalties for its own proprietary drug development and sales, as well as a variable fee as a function of out-licensing revenues, or the Out-License Fee, where such Out-License Fees are creditable against annual license payments to TUM.

As required by the TUM License Agreement, we provided to TUM its calculation of the Out-License Fee owed by us to TUM for the period beginning on the Effective Date and ending on December 31, 2012, the Dispute Period, in the amount of $0.3 million excluding value-added tax. TUM has asserted that, under the TUM License Agreement, the Out-License Fee due to TUM for the Dispute Period amounts to $3.4 million excluding value-added tax in the aggregate and has threatened to terminate the TUM License Agreement if the Out-License Fee is not paid. We believe that if TUM sought to terminate the license agreement for cause as a result of this dispute, it would potentially face wrongful termination claims for substantial damages if the arbitration tribunal in the TUM Arbitration sides with Pieris in its final decision regarding the proper amount of the Out-License Fee, but we can provide no assurance regarding the timing, nature or consequences of such decision. We instituted the TUM Arbitration to request the arbitration tribunal to hold that our calculation of the payments owed to TUM is accurate and shall govern all current and future payments due in respect of the Out-License Fee under the TUM License Agreement. We have recorded a liability on our balance sheet which is classified as an other long-term liability in respect of such payment in the amount of €271,000 ($327,937). An adverse ruling in the TUM Arbitration could have a material adverse effect on our results of operations and financial condition.

In April 2014, TUM argued to the arbitrators that it is not the proper party to be sued under the action for a declaratory arbitration decision brought by us in relation to the Research and Licensing Agreement, and that instead, it is the Free State of Bavaria that is the proper respondent to the action. We have has responded that TUM has capacity to be sued in relation to any disputes arising from and regarding contractual provisions of the Research and Licensing Agreement and is thus also the proper respondent in the action. In accordance with the arbitration rules of the Deutsche Institution für Schiedsgerichtsbarkeit, each party to the arbitration proceeding has appointed one arbitrator and the party-named arbitrators collectively selected the third arbitrator as the chairman of the arbitration panel.

On December 1, 2014, TUM filed its statement of defense, maintaining its earlier calculation of the Out-License Fee. On December 23, 2014, TUM filed a counterclaim in the amount of €2,529,400 ($3,060,827) to suspend the statute of limitations on its claims. On January 12, 2015, we filed a response to TUM’s defense.

The arbitration panel held its first hearing in Munich, Germany on January 20, 2015, however the arbitration panel did not come to a conclusion on whether TUM is the proper respondent in the action or on the merits of the case. The panel had previously indicated that it will first decide the issue of whether TUM is the proper respondent in this action. The panel resolved that the value in dispute for both parties’ claims and counterclaims would be fixed at €3,500,000 ($4,235,350), as the calculation of the outstanding Out-Licensing Fee also impacts future payments. On March 3, 2015, we submitted a response to TUM’s statement of defense and counterclaim. On March 31, 2015, TUM submitted a rebuttal claim.

The panel requested that both TUM and us indicate to the panel by April 27, 2015 whether proceedings should be stayed as a result of settlement negotiations. On April 27, 2015, we submitted a claim and requested proceedings to continue without disruption and moving for leave to comment on TUM’s latest submission in another brief to rebut TUM’s latest arguments. Following an approved extension by the panel for TUM’s submission, TUM submitted its proposal on May 4, 2015, requesting the panel to conduct a mediation hearing and assist the parties to negotiate a settlement. On May 8, 2015, the arbitration tribunal set June 1, 2015 as the deadline for final briefs and offered to schedule another oral hearing in mid-June for the purpose of supporting further settlement negotiations if the parties are in favor of holding a hearing. We submitted our claim on June 1, 2015. On June 8, 2015, the arbitration tribunal issued a procedural order indicating they will proceed with the arbitration without another oral hearing. TUM did not file its brief by the deadline set by the panel, and instead filed another submission on June 23, 2015. In its procedural order issued on the same day, the tribunal panel reserved the right to reject TUM’s new submission based on the content of its claim. The tribunal’s subsequent procedural order of June 25, 2015 provided that the tribunal will close the proceedings on July 10, 2015. The order clarified that any further pleadings or submissions will not be admissible after this date. We submitted our final claim on July 10, 2015 to address TUM’s arguments raised in its latest submission and to provide the tribunal with an overview of its costs incurred in this arbitration proceeding. On the same day, TUM submitted its summary of its costs incurred in this arbitration proceeding and subsequently, on July 23, 2015, filed an additional claim to correct some of its earlier submissions on costs and comment on our cost overview of July 10, 2015. We replied to the TUM brief on August, 7, 2015.

By letter to the parties of September 7, 2015, the arbitral tribunal noted that there had been no further submissions by the parties and that the tribunal would now draft and render the award. Since there is no deadline for the tribunal to render the award it is not possible to determine at this time when to expect a final decision.

As of the date of this Quarterly Report on Form 10-Q, other than the arbitration proceeding against TUM, we are not currently involved in any material legal proceedings. However, from time to time, we could be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Regardless of the outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 1A.	Risk Factors

No material changes from the risk factors previously disclosed in Part I, Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

On September 4, 2015, we entered into a letter agreement, pursuant to which we issued 27,272 shares of our common stock to a consulting company, in exchange for certain advisory services. The shares were valued based on the closing price per share of $2.75 of the Company’s common stock on the grant date, September 4, 2015.

The shares issued in connection with the letter agreement were deemed to be exempt from registration in reliance upon Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	Mine Safety Disclosures

Not applicable.

Item 5.	Other Information

None.

Item 6.	Exhibits

EXHIBIT INDEX

10.1	Employment Agreement by and between Louis Matis, M.D. and the Company, effective as of July 20, 2015.

10.2	Employment Agreement by and between Darlene Deptula-Hicks and the Company, effective as of August 27, 2015.

10.3	Sublease Agreement by and between the Company and Berenberg Capital Markets, LLC, dated as of August 27, 2015.

31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 by Principal Executive Officer.

31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 by Principal Financial Officer.

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Principal Executive Officer.

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Principal Financial Officer.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Presentation Linkbase Document

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Date: November 13, 2015	By:	/s/ Stephen S. Yoder
Stephen S. Yoder
President, Chief Executive Officer and Director

Date: November 13, 2015	By:	/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks Chief Financial Officer, Secretary and Treasurer

Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Louis A. Matis, M.D. (“Executive”) and Pieris Pharmaceuticals, Inc., a Nevada corporation (the “Company”) (together referred to herein as the “Parties”), effective as of July 20, 2015 (the “Effective Date”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as Senior Vice President and Chief Development Officer of the Company and Executive desires to accept such employment, subject to the terms and conditions contained in this Agreement,

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term of Agreement. This Agreement shall become effective on the Effective Date and shall continue unless terminated in accordance with the terms and conditions contained in Sections 3 and 4 of this Agreement (the “Term”). Executive’s employment shall begin on August 17, 2015 (the “Start Date”), and at all times be “at-will”.

(b) Position and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term as Senior Vice President and Chief Development Officer of the Company and as such he shall report to the Chief Executive Officer of the Company. Executive shall perform such duties and bear the responsibilities as are customarily associated with this position as well as such other duties as shall be specified and designated from time to time by the Company’s Chief Executive Officer, his designee, and/or the Company’s board of directors (the “Board”).

(c) Location. Executive shall perform services for the Company at the Company’s offices located in Boston, MA; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d) Exclusivity.

(i) During the Term, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company and its Affiliates and to the faithful and diligent performance of the duties and responsibilities described herein. During the Term, Executive shall not (A) accept any other employment or consultancy or (B) serve on the board of directors or similar body of any entity, unless such position is approved by the Chief Executive Officer as set forth in subsection (d)(ii) below (which such approval shall continue until such time as the Company provides notice to Executive that, in its reasonable judgment, such position is with a Competing Entity, interferes with Executive’s duties to the Company or places Executive in a Competing Position with, or otherwise conflicts with, the interests of the Company, at which time the Company and Executive will discuss such conflict and the parties will use reasonable efforts to reach agreement on its resolution); provided that Executive may engage in civic and not-for-profit activities, so long as such activities, in the aggregate, do not conflict with the interests of the Company or materially interfere with the performance of Executive’s duties to the Company and do not otherwise conflict with subsection d(ii) below.

(ii) During Executive’s employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any financial position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any Competing Entity, directly or indirectly; provided, however, Executive may accept equity compensation related to the positions or business activities engaged in which have been approved by the Company pursuant to subsection (d)(i) above. Ownership by Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute breach of this Section 1(d).

(e) Exclusivity. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any agreement with any previous employer or other party to refrain from (A) competing with the business of, or (B) soliciting the customers of, that employer or party, in each case, which would be violated by your employment with the Company; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary (“Base Salary”) will be $350,000 in U.S Dollars, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices in effect from time to time. The Board or a committee of the Board shall review Executive’s Base Salary periodically and any adjustments to Executive’s Base Salary, if any, will be made solely at the discretion of the Board or a committee of the Board.

(b) Bonus. Executive shall also be eligible for an annual discretionary bonus of up to 40% of Executive’s then-Base Salary (the “Target Bonus Amount”) as determined by the Board or a committee of the Board in its sole discretion, based upon the Board’s or a committee of the Board’s evaluation (in its sole discretion) of the achievement of specific individual and/or Company-wide performance goals as chosen and determined by the Board or a committee of the Board in its sole discretion. The annual discretionary bonus, if any, shall be payable, less authorized deductions and required withholdings, no later than March 15th of the calendar year immediately following the calendar year in which it was earned. The Target Bonus Amount of any annual discretionary bonus for which Executive is eligible shall be reviewed by the Board or a committee of the Board from time to time.

(c) Equity Awards. Subject to approval of the Board or an appropriate committee thereof, Company shall grant Executive on the Start Date or as soon thereafter as practicable, a nonqualified stock option to purchase 500,000 shares of common stock of the Company (the “Option”). Twenty-five percent (25%) of the Option shall vest on the first anniversary of the Start Date (the “Initial Vesting Date”), with the remaining (75%) of the Option to vest over the next three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the Initial Vesting Date, subject in each case to Executive’s continued employment in Good Standing. The Option is intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 5635(c)(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of non-qualified stock options outside the Company’s 2014 Employee, Director and Consultant Equity Incentive Plan (the “Plan”). The option shall be evidenced in writing by a stock option agreement, and subject to terms and conditions substantially similar to the Plan and the Company’s standard form of stock option agreement. The stock option agreement shall expire ten (10) years from the date of grant except as otherwise provided herein or in the stock option agreement.

(d) Benefits. During the Term, the Company, shall provide Executive with coverage under all employee benefit programs, plans and practices as are in effect from time to time and which the Company, makes available from time to time to its senior executive officers, with at least the same opportunity to participate as the other senior executive officers of the Company, including, without limitation, if applicable, retirement, pension, medical, dental, hospitalization, life insurance, short and long term disability, accidental death and dismemberment and travel accident coverage.

(e) Vacation and Fringe Benefits. Executive shall be entitled to four (4) weeks paid vacation in each calendar year (pro-rated as necessary for partial calendar years during the Term). Executive may take his vacation at such times consistent with the vacation policies as are in effect from time to time with respect to senior executive officers. Executive shall be entitled to the perquisites and fringe benefits which the Company makes available from time to time to its senior executive officers, commensurate with Executive’s position with the Company.

(f) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable hbusiness expenses incurred in the conduct of Executive’s duties hereunder in accordance with the applicable expense reimbursement policies.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by any of the parties hereto at any time, with or without advance notice (other than as stated herein), and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility, compensation and benefits, as well as the personnel policies and procedures in effect, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4. Obligations upon Termination of Employment.

(a) Executive’s Obligations.

(i) Notice Period. Anything in this Agreement notwithstanding, Executive may voluntarily terminate his employment hereunder upon not less than ninety (90) days prior written notice of Executive delivered to the Company, or upon such shorter notice as Executive and the Company shall agree.

(ii) Confidentiality. Executive shall not during the Term and thereafter, without the prior written consent of the Company, knowingly (i) divulge, disclose or make accessible any Confidential Information (as defined below) to any other person, firm, partnership, corporation or other entity or (ii) use any Confidential Information for his own purposes or for the benefit of any other person, firm, partnership, corporation or other entity (other than the Company), except (x) during the Term, in the business of and for the benefit of the Company or (y) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such Confidential Information or by state, federal, foreign or local law, rule or regulation; provided that, in the event that Executive is so required to disclose Confidential Information, Executive shall, prior to making any such disclosure, provide the Company with prompt written notice of such requirement so that the Company may seek an appropriate protective order. For purposes of this Agreement, “Confidential Information” shall mean all confidential Company data, analyses, reports, interpretations, forecasts, documents and information concerning the affairs of the Company and its Affiliates, including, without limitation, confidential financial data, strategic business plans, computer programs and documentation, product development data (or other proprietary product data), customer lists and customer information, discoveries, practices, policies, processes, methods, marketing plans, prospects, opportunities and other proprietary information in whatever form, tangible or intangible; provided that Confidential Information shall not include (x) information that has become generally available to the public other than as a result of disclosure by Executive in a manner violative of this Section 4, or (y) information that is rightly received by Executive without restriction on disclosure from a third party legally entitled to possess and disclose such information without restriction (other than information that Executive may learn or has learned by reason of his association with any Affiliate). Upon conclusion of the Term or at any point prior on request of the Company, Executive shall immediately return to the Company all Confidential Information, including copies, reproductions and summaries thereof, in his possession and shall erase all such Confidential Information from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All Confidential Information is and shall remain the property of the Company and its Affiliates.

(iii) Non-Competition. During the Term and twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Board (which the Board may grant or withhold in its discretion): he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor; lender or employee, or in any other capacity (and whether or not for compensation) carry on, be engaged in or employed by, be a consultant or provide assistance to or have any financial interest in, any Competing Entity, except that it will not be deemed a breach of this Section 4(a)(iii) if Executive is an investor or stockholder of not more than two (2%) percent of the equity securities of any entity.

(iv) Non-Solicitation. During the Term and for twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Board he shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, (a) solicit for employment any employee who has been employed by the Company or any Affiliate at any time during the twelve (12) months immediately preceding such solicitation or offer or (b) solicit for the business of or provide services to any client, customer, or vendor of the Company or any Affiliate for which he or any subordinate provided services during the Term.

(v) Intellectual Property. All Intellectual Property (as defined below) and Technology (as defined below) created, developed, obtained or conceived of by Executive during the Term, and all business opportunities presented to Executive during the Term shall be owned by and belong exclusively to the Company, provided that they directly relate to the business of the Company, as of the date of such creation, development, obtaining or conception, and Executive shall (i) promptly disclose to the Company any such Intellectual Property or Technology or any viable business opportunity presented by a third party to Executive during the Term and which the Company has not rejected and (ii) execute and deliver to the Company, without additional compensation, such instruments (such as assignments of any Intellectual Property to the Company) as the Company may require from time to time to evidence its ownership of any such Intellectual Property or Technology or business opportunity. For purposes of this Agreement, (x) the term “Intellectual Property” shall mean and include any and all trademarks, trade names, service marks, service names, patents, copyrights and applications therefor and (y) the term “Technology” shall mean and include any and. all trade secrets, proprietary information, inventions, discoveries, know-how, formulae, processes and procedures.

(vi) Non-disparagement. During the Term and at all times thereafter, Executive shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or its Affiliates, officers, directors, board members, investors, shareholders, agents or employees.

(vii) Response to Legal Process. Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(viii) Survival of Provisions. The provisions of this Section 4(a) shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 4(a) is excessive in duration or scope or is unreasonable or unenforceable under the laws of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

(ix) Injunctive Relief. Executive and the Company agree that the restrictions contained in Sections 4(a) hereof are a reasonable and necessary protection of the immediate interests on the Company, that any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the additional consideration offered by Executive in binding himself to these restrictions. In the event of the breach or threatened breach by

Executive of any of such restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Executive for such breach or threatened breach; provided that the right of the Company to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach. In the event that, notwithstanding the foregoing, a restriction, or any portion thereof, contained in Section 4(a) is deemed to be unreasonable by a court of competent jurisdiction, whether due to the passage of time, change of circumstances or otherwise, Executive and the Company agree that such restriction, or portion thereof, shall be modified in order to make it reasonable and shall be enforced accordingly.

(b) Company’s Obligations.

(i) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s annual base salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(f) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(e) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c) Severance Payments upon a Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive executes and does not revoke during any applicable revocation period a general release of all claims against the Company and its Affiliates in a form acceptable to the Company (a “Release of Claims”) within a reasonable period of time specified by the Company and in compliance with applicable law, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b)(i) above, the Company shall provide Executive with the following:

(A) Severance. Executive shall be entitled to receive an amount equal to (i) six (6) months of Executive’s Base Salary in effect as of Executive’s termination date plus (ii) Executive’s Target Bonus Amount, pro-rated based on the total number of days elapsed in the calendar year as of the termination date, but only if, as of the date of Executive’s termination of employment, the Company and Executive were “on target” to achieve all applicable performance goals for such annual bonus as determined by the Board or a committee of the Board in their sole discretion. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable or if the Executive is subject to Section 409A the date set forth in Section 10(a) hereof.

(B) Equity Awards. Each outstanding equity award, including, without limitation, each stock option held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions shall immediately lapse with respect to seventy-five percent (75%) of the then unvested equity awards.

(C) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an Affiliate immediately prior to Executive’s date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the six (6) full calendar months following the date the Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA or other applicable law.

(d) Severance Payments upon a Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes and does not revoke during any applicable revocation period a Release of Claims within a reasonable period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b)(i) above, the Company shall provide Executive with the following:

(A) Severance. Executive shall be entitled to receive an amount equal to (i) twelve (12) months of Executive’s Base Salary in effect as of Executive’s termination date plus (ii) Executive’s Target Bonus Amount for the year of termination. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable or if the Executive is subject to Section 409A the date set forth in Section 10(a) hereof.

(B) Equity Awards. Each outstanding equity award, including, without limitation, each stock option held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions shall immediately lapse.

(C) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an Affiliate immediately prior to Executive’s date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of COBRA. If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the twelve (12) full calendar months following the date Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA or other applicable law.

(e) No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan of the Company.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

5. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of

Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(a) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(b) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive at such time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chairman of the Compensation Committee of the Company.

8. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in New York, New York, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

9. Miscellaneous Provisions.

(a) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by

Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada.

(e) Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

(f) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(g) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

10. Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date,

(“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 10(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first day of the seventh month following the date of the Executive’s separation from service, all payments deferred pursuant to this Section 10(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

11. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Affiliates. “Affiliates” means any of the Company’s subsidiaries or joint ventures currently existing or which shall be established during Executive’s employment by the Company.

(b) Cause. “Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company, including this Agreement; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct.

(c) Change in Control. “Change in Control” means:

Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).

(d) Change in Control Period. “Change in Control Period” means the period beginning with the agreement which if consummated is a Change in Control and ending twelve (12) months after the effective date of a Change in Control.

(e) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment (i) by the Company other than for Cause, or (ii) by Executive for Good Reason.

(f) Competing Entity. “Competing Entity” shall mean any person or entity which is engaged in any phase of the business of developing, manufacturing and marketing of products which compete with the Company and/or any of its Affiliates.

(g) Competing Position. “Competing Position” shall mean engaging, directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any Competing Entity.

(h) Good Reason. “Good Reason” means Executive’s resignation from all positions he or she then holds with the Company if (i) (A) there is a material diminution in Executive’s duties and responsibilities with the Company or in job title; (B) there is a material reduction of Executive’s base salary; provided, however, that a material reduction in Executive’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees shall not constitute Good Reason; or (C) Executive is required to relocate Executive’s primary work location to a facility or location that would increase Executive’s one-way commute distance by more than fifty (50) miles from Executive’s primary work location as of immediately prior to such change, (ii) Executive provides written notice outlining such conditions, acts or omissions to the Company within thirty (30) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

(i) Good Standing. “Good Standing” means that Executive remains actively employed and (i) has not been given notice of the termination of employment; (ii) has not given notice of resignation or resigned; (iii) is not suspended by the Company for violation of its material policies and/or procedures and (iv) is not under investigation for conduct that could, in the Company’s good faith determination, result in a suspension or termination for Cause.

(j) “Person” means without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

Pieris Pharmaceuticals, Inc.

By:	/s/ Stephen S. Yoder
Name:	Stephen S. Yoder
Title:	Chief Executive Officer

EXECUTIVE

/s/ Louis Matis
Name:	Louis A. Matis, M.D.

Signature Page to Employment Agreement

16

Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Darlene Deptula-Hicks (“Executive”) and Pieris Pharmaceuticals, Inc., a Nevada corporation (the “Company”) (together referred to herein as the “Parties”), effective as of August 27, 2015, (the “Effective Date”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as Sr. Vice President and Chief Financial Officer of the Company and Executive desires to accept such employment, subject to the terms and conditions contained in this Agreement,

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term of Agreement. This Agreement shall become effective on the Effective Date and shall continue unless terminated in accordance with the terms and conditions contained in Sections 3 and 4 of this Agreement (the “Term”). Executive’s employment shall begin on September 1, 2015 (the “Start Date”) and, shall at all times be “at-will”.

(b) Position and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term as Sr. Vice President and Chief Financial Officer of the Company and as such she shall report to the Chief Executive Officer of the Company. Executive shall perform such duties and bear the responsibilities as are customarily associated with this position as well as such other duties as shall be specified and designated from time to time by the Company’s Chief Executive Officer, his designee, and/or the Company’s board of directors (the “Board”).

(c) Location. Executive shall perform services for the Company at the Company’s offices located in Boston, MA; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d) Exclusivity.

(i) During the Term, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company and its Affiliates and to the faithful and diligent performance of the duties and responsibilities described herein. During the Term, Executive shall not (A) accept any other employment or consultancy or (B) serve on the board of directors or similar body of any entity, other than board positions currently held as of the Effective Date of this Agreement, unless such position is approved by the Chief Executive Officer as set forth in subsection (d)(ii) below (which such approval shall continue until such time as the Company provides notice to Executive that, in its reasonable judgment, such position is with a Competing Entity, interferes with Executive’s duties to the Company or places Executive in a Competing Position with, or otherwise conflicts with, the interests of the Company, at which time the Company and Executive will discuss such conflict and the parties will use reasonable efforts to reach agreement on its resolution); provided that Executive may engage in civic and not-for-profit activities, so long as such activities, in the aggregate, do not conflict with the interests of the Company or materially interfere with the performance of Executive’s duties to the Company and do not otherwise conflict with subsection d(ii) below.

(ii) During Executive’s employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any financial position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any Competing Entity, directly or indirectly; provided, however, Executive may accept equity compensation related to the positions or business activities engaged in which have been approved by the Company pursuant to subsection (d)(i) above. Ownership by Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute breach of this Section 1(d).

(e) Exclusivity. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any agreement with any previous employer or other party to refrain from (A) competing with the business of, or (B) soliciting the customers of, that employer or party, in each case, which would be violated by your employment with the Company; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary (“Base Salary”) will be $300,000 in U.S Dollars, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices in effect from time to time. The Board or a committee of the Board shall review Executive’s Base Salary periodically and any adjustments to Executive’s Base Salary, if any, will be made solely at the discretion of the Board or a committee of the Board.

(b) Bonus. Executive shall also be eligible for an annual discretionary bonus of up to 40% of Executive’s then-Base Salary (the “Target Bonus Amount”) as determined by the Board or a committee of the Board in its sole discretion, based upon the Board’s or a committee of the Board’s evaluation (in its sole discretion) of the achievement of specific individual and/or Company-wide performance goals as chosen and determined by the Board or a committee of the Board in its sole discretion. For the current calendar year, Executive shall be eligible for a Target Bonus Amount pro-rated based on the length of Executive’s employment hereunder during the 2015 calendar year. The annual discretionary bonus, if any, shall be payable, less authorized deductions and required withholdings, no later than March 15th of the calendar year immediately following the calendar year in which it was earned. The Target Bonus Amount of any annual discretionary bonus for which Executive is eligible shall be reviewed by the Board or a committee of the Board from time to time.

(c) Equity Awards. Subject to approval of the Board or an appropriate committee thereof, Company shall grant Executive on the Start Date or as soon thereafter as practicable, a nonqualified stock option under the Company’s 2014 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) to purchase 450,000 shares of common stock of the Company (the “Option”). 6.25% of the Option shall vest on the Start Date (the “Initial Vesting Date”), with the remaining 93.75% of the Option to vest over the next four years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the Initial Vesting Date, subject in each case to Executive’s continued employment in Good Standing. Notwithstanding the foregoing in no event may (i) Executive exercise the Option prior to Company receiving shareholder approval of an increase in the number of shares of common stock authorized under the Plan which increase shall include provision for the issuance of shares of common stock underlying the Option (the “Initial Exercisability Date”), and (ii) if shareholder approval is not obtained for any reason on or prior to September 30, 2016, the Option shall be cancelled and of no further force and effect. Prior to the Initial Exercisability Date, the time period for exercising the vested portion of the Option in the event of termination of employment other than for Cause shall be extended until three (3) months following the Initial Exercisability Date and in the event of death or Disability (as defined in the Plan) until one year following the Initial Exercisability Date. The Option shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and, except as otherwise set forth herein, the Company’s standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided herein, in the stock option agreement or the Plan.

(d) Benefits. During the Term, the Company, shall provide Executive with coverage under all employee benefit programs, plans and practices as are in effect from time to time and which the Company, makes available from time to time to its senior executive officers, with at least the same opportunity to participate as the other senior executive officers of the Company, including, without limitation, if applicable, retirement, pension, medical, dental, hospitalization, life insurance, short and long term disability, accidental death and dismemberment and travel accident coverage.

(e) Vacation and Fringe Benefits. Executive shall be entitled to four (4) weeks paid vacation in each calendar year (pro-rated as necessary for partial calendar years during the Term). Executive may take his vacation at such times consistent with the vacation policies as are in effect from time to time with respect to senior executive officers. Executive shall be entitled to the perquisites and fringe benefits which the Company makes available from time to time to its senior executive officers, commensurate with Executive’s position with the Company.

(f) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the applicable expense reimbursement policies.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by any of the parties hereto at any time, with or without advance notice (other than as stated herein), and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility, compensation and benefits, as well as the personnel policies and procedures in effect, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4. Obligations upon Termination of Employment.

(a) Executive’s Obligations.

(i) Notice Period. Anything in this Agreement notwithstanding, Executive may voluntarily terminate his employment hereunder upon not less than ninety (90) days prior written notice of Executive delivered to the Company, or upon such shorter notice as Executive and the Company shall agree.

(ii) Confidentiality. Executive shall not during the Term and thereafter, without the prior written consent of the Company, knowingly (i) divulge, disclose or make accessible any Confidential Information (as defined below) to any other person, firm, partnership, corporation or other entity or (ii) use any Confidential Information for his own purposes or for the benefit of any other person, firm, partnership, corporation or other entity (other than the Company), except (x) during the Term, in the business of and for the benefit of the Company or (y) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such Confidential Information or by state, federal, foreign or local law, rule or regulation; provided that, in the event that Executive is so required to disclose Confidential Information, Executive shall, prior to making any such disclosure, provide the Company with prompt written notice of such requirement so that the Company may seek an appropriate protective order. For purposes of this Agreement, “Confidential Information” shall mean all confidential Company data, analyses, reports, interpretations, forecasts, documents and information concerning the affairs of the Company and its Affiliates, including, without limitation, confidential financial data, strategic business plans, computer programs and documentation, product development data (or other proprietary product data), customer lists and customer information, discoveries, practices, policies, processes, methods, marketing plans, prospects, opportunities and other proprietary information in whatever form, tangible or intangible; provided that Confidential Information shall not include (x) information that has become generally available to the public other than as a result of disclosure by Executive in a manner violative of this Section 4, or (y) information that is rightly received by Executive without restriction on disclosure from a third party legally entitled to possess and disclose such information without restriction (other than information that Executive may learn or has learned by reason of his association with any Affiliate). Upon conclusion of the Term or at any point prior on request of the Company, Executive shall immediately return to the Company all Confidential Information, including copies, reproductions and summaries thereof, in his possession and shall erase all such Confidential Information from all media in his possession, and, if the Company so requests, shall certify in writing that she has done so. All Confidential Information is and shall remain the property of the Company and its Affiliates.

(iii) Non-Competition. During the Term and twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Board (which the Board may grant or withhold in its discretion): she shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor; lender or employee, or in any other capacity (and whether or not for compensation) carry on, be engaged in or employed by, be a consultant or provide assistance to or have any financial interest in, any Competing Entity, except that it will not be deemed a breach of this Section 4(a)(iii) if Executive is an investor or stockholder of not more than two (2%) percent of the equity securities of any entity.

(iv) Non-Solicitation. During the Term and for twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Board she shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, (a) solicit for employment any employee who has been employed by the Company or any Affiliate at any time during the twelve (12) months immediately preceding such solicitation or offer or (b) solicit for the business of or provide services to any client, customer, or vendor of the Company or any Affiliate for which she or any subordinate provided services during the Term.

(v) Intellectual Property. All Intellectual Property (as defined below) and Technology (as defined below) created, developed, obtained or conceived of by Executive during the Term, and all business opportunities presented to Executive during the Term shall be owned by and belong exclusively to the Company, provided that they directly relate to the business of the Company, as of the date of such creation, development, obtaining or conception, and Executive shall (i) promptly disclose to the Company any such Intellectual Property or Technology or any viable business opportunity presented by a third party to Executive during the Term and which the Company has not rejected and (ii) execute and deliver to the Company, without additional compensation, such instruments (such as assignments of any Intellectual Property to the Company) as the Company may require from time to time to evidence its ownership of any such Intellectual Property or Technology or business opportunity. For purposes of this Agreement, (x) the term “Intellectual Property” shall mean and include any and all trademarks, trade names, service marks, service names, patents, copyrights and applications therefor and (y) the term “Technology” shall mean and include any and. all trade secrets, proprietary information, inventions, discoveries, know-how, formulae, processes and procedures.

(vi) Non-disparagement. During the Term and at all times thereafter, Executive shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or its Affiliates, officers, directors, board members, investors, shareholders, agents or employees.

(vii) Response to Legal Process. Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(viii) Survival of Provisions. The provisions of this Section 4(a) shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 4(a) is excessive in duration or scope or is unreasonable or unenforceable under the laws of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

(ix) Injunctive Relief. Executive and the Company agree that the restrictions contained in Sections 4(a) hereof are a reasonable and necessary protection of the immediate interests on the Company, that any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this

Agreement without receiving the additional consideration offered by Executive in binding himself to these restrictions. In the event of the breach or threatened breach by Executive of any of such restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Executive for such breach or threatened breach; provided that the right of the Company to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach. In the event that, notwithstanding the foregoing, a restriction, or any portion thereof, contained in Section 4(a) is deemed to be unreasonable by a court of competent jurisdiction, whether due to the passage of time, change of circumstances or otherwise, Executive and the Company agree that such restriction, or portion thereof, shall be modified in order to make it reasonable and shall be enforced accordingly.

(b) Company’s Obligations.

(i) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s annual base salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(f) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(e) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(ii) Severance Payments upon a Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive executes and does not revoke during any applicable revocation period a general release of all claims against the Company and its Affiliates in a form acceptable to the Company (a “Release of Claims”) within a reasonable period of time specified by the Company and in compliance with applicable law, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b)(i) above, the Company shall provide Executive with the following:

(A) Severance. Executive shall be entitled to receive an amount equal to (i) twelve (12) months of Executive’s Base Salary in effect as of Executive’s termination date plus (ii) Executive’s Target Bonus Amount, pro-rated based on the total number of days elapsed in the calendar year as of the termination date, but only if, as of the date of Executive’s termination of employment, the Company and Executive were “on target” to achieve all applicable performance goals for such annual bonus as determined by the Board or a committee of the Board in their sole discretion. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable or if the Executive is subject to Section 409A the date set forth in Section 10(a) hereof.

(B) Equity Awards. Each outstanding equity award, including, without limitation, each stock option held by Executive shall automatically become vested and, if applicable, exercisable (except as provided in Section 2(c) hereof) and any forfeiture restrictions shall immediately lapse with respect to 50% of the then unvested equity awards.

(C) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an Affiliate immediately prior to Executive’s date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the twelve (12) full calendar months following the date the Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA or other applicable law.

(iii) Severance Payments upon a Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes and does not revoke during any applicable revocation period a Release of Claims within a reasonable period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b)(i) above, the Company shall provide Executive with the following:

(A) Severance. Executive shall be entitled to receive an amount equal to (i) twelve (12) months of Executive’s Base Salary in effect as of Executive’s termination date plus (ii) Executive’s Target Bonus Amount for the year of termination. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable or if the Executive is subject to Section 409A the date set forth in Section 10(a) hereof.

(B) Equity Awards. Each outstanding equity award, including, without limitation, each stock option held by Executive shall automatically become vested and, if applicable, exercisable (except as provided in Section 2(c) hereof) and any forfeiture restrictions shall immediately lapse.

(C) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an Affiliate immediately prior to Executive’s date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of COBRA. If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the twelve (12) full calendar months following the date Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA or other applicable law.

(c) No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan of the Company.

(d) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

5. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(a) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(b) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive at such time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chairman of the Compensation Committee of the Company.

8. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in New York, New York, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

9. Miscellaneous Provisions.

(a) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada.

(e) Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

(f) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(g) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

10. Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of

Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 10(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first day of the seventh month following the date of the Executive’s separation from service, all payments deferred pursuant to this Section 10(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

11. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Affiliates. “Affiliates” means any of the Company’s subsidiaries or joint ventures currently existing or which shall be established during Executive’s employment by the Company.

(b) Cause. “Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company, including this Agreement; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct.

(c) Change in Control. “Change in Control” means:

Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).

(d) Change in Control Period. “Change in Control Period” means the period beginning with the agreement which if consummated is a Change in Control and ending twelve (12) months after the effective date of a Change in Control.

(e) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment (i) by the Company other than for Cause, or (ii) by Executive for Good Reason.

(f) Competing Entity. “Competing Entity” shall mean any person or entity which is engaged in any phase of the business of developing, manufacturing and marketing of products which compete with the Company and/or any of its Affiliates.

(g) Competing Position. “Competing Position” shall mean engaging, directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any Competing Entity.

(h) Good Reason. “Good Reason” means Executive’s resignation from all positions she then holds with the Company if (i) (A) there is a material diminution in Executive’s duties and responsibilities with the Company or in job title; (B) there is a material reduction of Executive’s base salary; provided, however, that a material reduction in Executive’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees shall not constitute Good Reason; or (C) Executive is required to relocate Executive’s primary work location to a facility or location that would increase Executive’s one-way commute distance by more than fifty (50) miles from Executive’s primary work location as of immediately prior to such change, (ii) Executive provides written notice outlining such conditions, acts or omissions to the Company within thirty (30) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

(i) Good Standing. “Good Standing” means that Executive remains actively employed and (i) has not been given notice of the termination of employment; (ii) has not given notice of resignation or resigned; (iii) is not suspended by the Company for violation of its material policies and/or procedures and (iv) is not under investigation for conduct that could, in the Company’s good faith determination, result in a suspension or termination for Cause.

(j) “Person” means without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

PIERIS PHARMACEUTICALS, INC.

By:	/s/ Stephen S. Yoder
Name:	Stephen S. Yoder
Title:	Chief Executive Officer

EXECUTIVE

/s/ Darlene Deptula-Hicks
Name:	Darlene Deptula-Hicks

Signature Page to Employment Agreement

Exhibit 10.3

AGREEMENT OF SUBLEASE

BERENBERG CAPITAL MARKETS LLC

SUBLANDLORD

AND

PIERIS PHARMACEUTICALS INC.

SUBTENANT

Premises:	3,950 Rentable Square Feet Portion of 9th Floor 255 State Street Boston, Massachusetts

Dated: As of August 27, 2015

Exhibits

Exhibit A	Floor Plan of Subleased Premises
Exhibit B Exhibit B-1 Exhibit C	Sublandlord’s Work Fit Plan Letter of Credit
Exhibit D	Preliminary Plans for Subtnant’s Initial Alterations

-i-

AGREEMENT OF SUBLEASE

AGREEMENT OF SUBLEASE (“Sublease”), made as of this 27th day of August, 2015 between BERENBERG CAPITAL MARKETS LLC, a Delaware limited liability company with an office at 255 State Street, Boston, MA 02109 (“Sublandlord”) and PIERIS PHARMACEUTICALS INC., a Nevada corporation, with offices at Lise-Meitna-Strasse 30, Freising-Weihenstephan, Germany (“Subtenant”).

W I T N E S S E T H :

WHEREAS, by Lease dated as of May 12, 2011, by and between 255 State Street, LLC, as Landlord (“Landlord”), and Sublandlord, as Tenant (the “Prime Lease”), Landlord leased to Sublandlord certain space on the ninth (9th) floor (the “Leased Premises”) in the building known as 255 State Street, Boston, MA 02109 (the “Building”), which Leased Premises are more particularly described in the Prime Lease, a redacted copy of which has been delivered to Subtenant (capitalized terms not otherwise defined herein shall have the meanings specified in the Prime Lease); and

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to hire from Sublandlord, a portion of the Leased Premises consisting of a portion of the rentable area on the ninth (9th) floor of the Building, more particularly described below (the “Subleased Premises”).

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

SECTION 1. Subleased Premises. Subject to the provisions of Section 2 below, as of the Commencement Date (defined below), Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subleased Premises, consisting of approximately 3,950 rentable square feet comprising of a portion of the rentable area on the ninth (9th) floor of the Building identified on the floor plan annexed hereto and made a part hereof as Exhibit A and as appurtenant thereto, the non-exclusive right to use Sublandlord’s rights to the common areas of the Building pursuant to Section 2.1(b) of the Prime Lease. The attachment of a floor plan of the Subleased Premises or the reference to approximate rentable square footage of the Subleased Premises does not constitute a representation by Sublandlord that said floor plan or square footage is exact or correct, and Sublandlord makes no representation or warranty with respect to the accuracy of the layout or dimensions or square footage of the Subleased Premises as shown on said floor plan or otherwise.

SECTION 2.	Term.

(a) Subject to the receipt of consent of the Landlord in accordance with the terms of the Prime Lease, the term (“Term”) of this Sublease shall commence after execution and delivery of this Sublease, on the date Sublandlord delivers vacant, broom clean possession, free of any subtenants or occupants of the Subleased Premises to Subtenant in the condition required hereunder with “Sublandlord’s Work” described as Exhibit B annexed here to and made a part hereof substantially completed (the “Commencement Date”), and shall expire at midnight on February 27, 2022, or such earlier date on which the Term may terminate pursuant to the provisions of this Sublease (the “Expiration Date”). If the Commencement Date is not the first day of a month or the Expiration Date of this Sublease is not the last day of a month, rent for the month in which the Commencement Date or the Expiration Date occurs shall be pro-rated on a per diem basis.

(b) Sublandlord shall use reasonable efforts to (a) obtain Landlord’s written consent to this Sublease within forty-five (45) days after the date hereof and to substantially complete the Sublandlord’s Work within ninety (90) days after the date hereof. In the event Sublandlord shall fail to obtain Landlord’s written consent to this Sublease by the date which is forty-five (45) days after he date hereof or to substantially complete Sublandlord’s Work by the date which is ninety (90) days after the date hereof, subject to causes beyond Sublandlord’s reasonable control with respect to the substantial completion of Sublandlord’s Work, Subtenant may elect to terminate this Sublease by giving written notice of termination to Sublandlord within five (5) business days following either such date, as applicable. Promptly following delivery of Subtenant’s termination notice, if any, Sublandlord shall return any security deposit and prepaid rent given by Subtenant hereunder.

(c) On Sublandlord’s request Sublandlord and Subtenant shall execute an agreement confirming the Commencement Date, Rent Commencement Date and Expiration Date of this Sublease, provided, however, Subtenant’s failure to sign such agreement shall in no way affect said dates or the validity of this Sublease.

SECTION 3.	Base Rent and Additional Rent.

(a) (i) Commencing on the two (2) month anniversary of the Commencement Date immediately following the Delivery Date (the “Rent Commencement Date”), Subtenant covenants to pay Sublandlord, at the office of Sublandlord, or at such other place as Sublandlord may from time to time designate in writing, a fixed annual rental at a rate equal to $46.50 per rentable square foot, increasing by $1.00 per rentable square foot on each anniversary of the Commencement Date (“Base Rent”), payable as follows:

(1) from the Commencement Date through the first anniversary of the Commencement Date $183,675.00 per annum in equal monthly installments of $15,306.25;

(2) from the day following the first anniversary of the Commencement Date through the second anniversary of the Commencement Date $187,625.00 per annum in equal monthly installments of $15,635.42;

(3) from the day following the second anniversary of the Commencement Date through the third anniversary of the Commencement Date $191,575.00 per annum in equal monthly installments of $15,964.58;

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(4) from the day following the third anniversary of the Commencement Date through the fourth anniversary of the Commencement Date $195,525.00 per annum in equal monthly installments of $16293.75;

(5) from the day following the fourth anniversary of the Commencement Date through the fifth anniversary of the Commencement Date $199,475.00 per annum in equal monthly installments of $16,622.92;

(6) from the day following the fifth anniversary of the Commencement Date through the sixth anniversary of the Commencement Date $203,425.00 per annum in equal monthly installments of $16,952.08;

(7) from the day following the sixth anniversary of the Commencement Date through the Expiration Date $207,375.00 per annum in equal monthly installments of $17,281.25;

(b) Each monthly installment of Base Rent shall be due in advance on the first (1st) day of each month during the Term without any set-off or deduction of any kind whatsoever, except as may be expressly provided herein; provided, however, that Subtenant, as a condition to Sublandlord’s execution and delivery hereof, shall deliver to Sublandlord a check for one (1) monthly installment of Base Rent upon execution and delivery of this Sublease, which amount Sublandlord shall first apply to the first monthly installment of Base Rent payable hereunder on the Rent Commencement Date.

(c) (i) Subtenant shall pay to Sublandlord, as additional rent hereunder: (A) subject to the adjustments referred to in Section 3(d) below, Subtenant’s Proportionate Share (defined below) of any Tax Increase (as defined below) and of any Operating Costs Increase (as defined below), and (B) one-hundred percent (100%) of any amounts payable by Sublandlord to Landlord under the Prime Lease which are attributable solely to Subtenant’s use or manner of use of the Subleased Premises, or manner of use of the portions of the Building other than the Subleased Premises.

(ii) Any demand for additional rent shall be accompanied by the calculation of the amount being billed Subtenant and appropriate invoices and other backup as to the nature and amount of the charges in question (it being understood that Sublandlord shall only be required to provide invoices for Subtenant’s Proportionate Share of and Tax Increase and Operating Costs Increase Tenant’s share of Operating Costs Excess to the extent, and at the same intervals as, Landlord provides invoices under the Prime Lease with respect to Tax and Operating Costs). Upon Subtenant’s reasonable request, Sublandlord shall provide such back-up documentation as Sublandlord receives from Landlord with respect to items of additional rent billed to Subtenant by Sublandlord hereunder.

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(iii) For purposes of this Sublease, the following terms shall have the meanings set forth below:

“Base Tax Payment” shall mean the Tax Payments made by Sublandlord to Landlord, with respect to the Leased Premises under the Prime Lease with respect to the fiscal Tax Year (July 1, 2014 through June 30, 2015), and

“Base Operating Expenses” shall mean the Operating Costs Excess made by Sublandlord to Landlord, with respect to the Leased Premises under the Prime Lease with respect to the calendar year 2015.

“Operating Costs Increase” shall mean the amount by which any Operating Costs Excess payments due and payable by Sublandlord to Landlord with respect to the Leased Premises under Section 4.2.3 of the Prime Lease for any calendar year or part thereof during the Term exceeds the Base Operating Expenses.

“Tax Increase” shall mean the amount by which any Tax Excess payments due and payable by Sublandlord to Landlord with respect to the Leased Premises under Section 4.2.1 of the Prime Lease for any fiscal Tax Year or part thereof during the Term exceeds the Base Tax Payment.

(iv) Items of additional rent shall be due at the times specified in this Sublease and the Prime Lease as incorporated herein by reference (as modified by Section 23 hereof).

(d) For the purposes of this Sublease, “Subtenant’s Proportionate Share” shall mean 43.03%. If the rentable area covered by the Prime Lease or Sublease is changed during the Term of the Sublease, Subtenant’s Proportionate Share will be adjusted proportionately from and after the date of any such adjustment.

(e) Subtenant shall be entitled to receive Subtenant’s Proportionate Share of the amount of any refunds or credits, if any, received by Sublandlord from Landlord on account of any overpayment under the Prime Lease with respect to which Subtenant has paid additional rent to Sublandlord under this Sublease, net of Subtenant’s Proportionate Share of Sublandlord’s actual out-of-pocket cost of obtaining such refunds (taking into account base years contained in this Sublease).

(f) Subtenant’s obligation to pay additional rent hereunder shall, (i) relate to the period from and after the Commencement Date for the remainder of the Term and (ii) survive the expiration or earlier termination of this Sublease provided, however, that nothing herein shall obligate Subtenant for the payment of additional rent with respect to any period occurring after the Expiration Date, except in the event Subtenant holdover after expiration or earlier termination of this Sublease.

(g) All amounts payable by Subtenant to Sublandlord pursuant to this Sublease, including, without limitation, Base Rent and all items of additional rent specified in

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this Section 3 (collectively, “Rent”), shall be deemed and constitute rent and, in the event of any non-payment thereof, Sublandlord shall have all of the rights and remedies provided herein and in the Prime Lease or in law or at equity for non-payment of rent.

(h) Any Rent due from Subtenant to Sublandlord and any amount payable by Sublandlord to Subtenant pursuant to this Sublease which are not paid within five (5) days of the date due shall bear interest at a rate per annum equal to the Default Rate.

(i) In the event Sublandlord or Subtenant commences any action or proceeding against the other party under this Sublease, the prevailing party in the action shall be paid by the other party, in addition to any damages to which the prevailing party is entitled, all reasonable out-of-pocket expenses of the action including reasonable costs and expenses of attorneys, accountants and other consultants.

SECTION 4.	Electrical Energy; HVAC.

(a) Subtenant acknowledges that electricity is furnished to the Subleased Premises by Landlord under the Prime Lease on a submetered basis and that Subtenant shall pay Subtenant’s Proportionate Share of all charges payable for electricity with respect to the Subleased Premises during the Term pursuant to the provisions of Section 5.1.3 of the Prime Lease including.

(b) Subtenant will pay for overtime HVAC services it requests in accordance with Section 5.1.2 of the Prime Lease.

SECTION 5.	Use.

(a) Subtenant shall use and occupy the Subleased Premises for first-class general business offices and for no other purposes. Subtenant acknowledges that Section 6.1.2 of the Prime Lease is not applicable to this Sublease.

SECTION 6.	Incorporation of Prime Lease.

(a) This Sublease is in all respects subject and subordinate to the Prime Lease and all of the terms, covenants, agreements, provisions and conditions thereof, and the Prime Lease is hereby incorporated into this Sublease in its entirety except as expressly set forth in Section 6(c) below and except to the extent any provisions thereof do not relate to the Subleased Premises, are personal to Sublandlord or are inapplicable to, inconsistent with, or modified by the terms of this Sublease. By virtue of the incorporation of the Prime Lease, the terms “Landlord” and “Tenant” in the Prime Lease shall be deemed for purposes of this Sublease to refer to Sublandlord and Subtenant, respectively, and the term “Premises” shall be deemed for purposes of this Sublease to refer to the Subleased Premises, the terms “Fixed Rent” and “Additional Rent” in the Prime Lease shall be deemed for the purposes of this Sublease to refer to the “Base Rent,” and the additional rent pursuant to Section 3 herein, respectively, the term “Lease,” or words of similar import, in the Prime Lease shall be deemed for the purposes of this Sublease to refer to this Sublease and the terms Commencement Date, Expiration Date and Term

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shall have the meanings given to such terms in this Sublease. Notwithstanding anything herein to the contrary, in no event shall Subtenant have any liability hereunder for late fees, penalties, indemnification obligations or other liabilities of Sublandlord to Landlord under the Prime Lease, except to the extent arising from Subtenant’s breach of its obligations hereunder with respect to the Subleased Premises or the acts or omissions of Subtenant.

(b) Subtenant hereby assumes and agrees to be bound by and observe, fulfill and perform, fully, faithfully and promptly, all of the provisions, terms, covenants, conditions and obligations provided in the Prime Lease (to the extent incorporated herein by reference intended) to bind and/or be observed, fulfilled and/or performed by Sublandlord, as Tenant, thereunder with respect to Subtenant’s use and occupancy of the Subleased Premises in accordance with the terms of this Sublease, and Sublandlord shall have, for the purposes of this Sublease, all of the rights, remedies, privileges and benefits granted to or conferred upon Landlord, as landlord, under the Prime Lease (but not the obligations of Landlord).

(c) The following provisions and terms of the Prime Lease are not incorporated herein by reference: those Definitions not pertaining to the Subleased Premises and referring to or being used in paragraphs which are not incorporated by reference in this Sublease; the redacted Reference Data in Section 1.1, 2.1(e), (f), 2.3, 2.4, 2.5, Article 3, Section 5.1.1, Article 10, Section 11.7, Article 14, Exhibit F and Exhibit I.

(d) In the event of termination, re-entry or dispossess of Tenant by Landlord under the Prime Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as Sublandlord under this Sublease, and Subtenant, at Landlord’s option, shall attorn to Landlord pursuant to the then executory provisions of this Sublease.

(e) If for any reason the Prime Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall be deemed to have been terminated on the date that is one (1) day prior to the date of termination of the Prime Lease and provided the Prime Lease has not been terminated by (i) the voluntary surrender thereof by Sublandlord, (ii) Sublandlord’s default thereunder (not caused by Subtenant’s default hereunder) or (iii) pursuant to Section 6.2.1 of the Prime Lease as a result of Sublandlord’s request to assign the Prime Lease then Sublandlord shall not be liable to Subtenant by reason thereof for damages or otherwise, except that Sublandlord shall return to Subtenant the security deposit and that portion of any Rent paid in advance by Subtenant, if any, which is applicable to the period following the date of such termination and Sublandlord shall reimburse Subtenant for the unamortized cost of Subtenant’s “Initial” Alterations (defined below) amortized on a straight line basis over the entire term of the Sublease as if it had not been terminated.

(f) At no cost to Sublandlord, Sublandlord shall request that Landlord enter into a Subordination, Non-Disturbance and Attornment Agreement with Subtenant (an “SNDA”). The agreement of Landlord to enter into an SNDA with Subtenant is not a condition of this Sublease or the effectiveness hereof.

SECTION 7. Condition of Subleased Premises. Except as otherwise expressly set forth herein, no warranties or representations, expressed or implied, are made or intended to be

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made by Sublandlord in respect of the Subleased Premises, its physical condition, the uses to which the Subleased Premises may be put, or any other matter pertaining thereto. Subtenant has inspected and is fully familiar with the Subleased Premises, and except as expressly provided in this Sublease, and except for Sublandlord’s Work Sublandlord shall have no other obligation to perform any alterations, repairs, decoration or other work in or about the Subleased Premises to prepare the Subleased Premises for Subtenant’s occupancy or for any other purpose. At subtenant’s option, the Subleased Premises will be delivered with existing office furniture, including workstations, telescope, small conference room table and chairs, small conference room credenza, and file cabinets, but excluding the large conference room table, chairs and sideboard, the reception desk, the small table, and four chair in open seating area, and the existing audio visual equipment, telephone system will not be available to subtenant.

SECTION 8.	Assignment, Mortgaging, Subletting.

(a) Except as otherwise expressly set forth herein, Subtenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Sublease, whether by operation of law or otherwise, and shall not sub-sublet (or underlet), or permit or suffer the Subleased Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Sublandlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed and if required by the Prime Lease, Landlord’s consent. Notwithstanding the foregoing, Sublandlord’s prior consent shall not be required to any assignment or sublet made by Subtenant in accordance with Section 6.2.1 (f) of the Prime Lease. Any assignment, sub-sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Section 8 shall (i) constitute an Event of Default under this Sublease and (ii) be null and void.

(b) If Subtenant shall desire to assign this Sublease or sublet all of the Subleased Premises, Subtenant shall submit to Sublandlord a written request for Sublandlord’s consent to such assignment or subletting, which request shall be accompanied by the following information: (i) the name and address of the proposed assignee or subtenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Subleased Premises; and (iv) current financial information and any other information Sublandlord may reasonably request with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report.

(c) Provided Subtenant has provided the items referred to in (b) above and that no Event of Default then exists, Sublandlord’s consent to the proposed assignment or sub-subletting shall not be unreasonably withheld, conditioned or delayed (and provided all of the foregoing information has been provided, Sublandlord shall respond to Subtenant within thirty (30) days after Subtenant’s request), provided further that all of the following conditions are satisfied:

(i) in Sublandlord’s reasonable judgment, the proposed assignee or sub-subtenant is engaged in a business or activity, and the sub-subleased premises

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will be used in a manner, which (A) is in keeping with the then standards of the Building, (B) limits the use of the sub-subleased premises to the uses permitted hereunder, and (C) does not violate any restrictions set forth in the Prime Lease or this Sublease;

(ii) the proposed assignee or sub-subtenant is a reputable person of good character with sufficient financial means to perform all of its obligations under this Sublease or the sub-sublease, as the case may be, and Sublandlord has been furnished with reasonable proof thereof;

(iii) Subtenant shall, within ten (10) days of demand, reimburse Sublandlord for all actual out-of-pocket expenses incurred by Sublandlord in connection with such assignment or sub-sublease, including any investigations as to the acceptability of the proposed assignee or sub-subtenant, reviewing any plans and specifications for Alterations proposed to be made in connection therewith, and all legal costs reasonably incurred in connection with the granting of any requested consent;

(iv) the proposed assignee or sub-subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or sub-subtenant agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City of Boston, Commonwealth of Massachusetts; and if the proposed assignee or sub-subtenant is an entity organized under the laws of any jurisdiction other than the United States or any state thereof, or is not a United States citizen, if an individual, such Person shall waive any immunity to which it may be entitled, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City of Boston, Commonwealth of Massachusetts; and

(v) the form of the proposed assignment or sub-sublease shall be reasonably satisfactory to Sublandlord and shall comply with the provisions of this Sublease;

(vi) no sub-sublease shall be for a term ending later than one (1) day prior to the Expiration Date of this Sublease;

(vii) no sub-sublease shall be delivered to any sub-subtenant, and no sub-subtenant shall take possession of any part of the Subleased Premises, until an executed counterpart of such sublease has been delivered to Sublandlord and approved in writing by Sublandlord as provided in, and to the extent required by this Section 8 and Landlord to the extent required by the Prime Lease;

(viii) if an Event of Default shall occur at any time prior to the effective date of such assignment or sub-subletting, then Sublandlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice

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to Subtenant, and if such assignment or subletting would have been permitted without Sublandlord’s consent pursuant to this Section 8, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and

(ix) each sub-sublease shall be subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate, it being the intention of Sublandlord and Subtenant that Subtenant shall assume and be liable to Sublandlord for any and all acts and omissions of all sub-subtenants and anyone claiming under or through any sub-subtenants which, if performed or omitted by Subtenant, would be a default under this Sublease; and Subtenant and each sub-subtenant shall be deemed to have agreed that upon the termination of this Sublease due to a default by Subtenant hereunder and failure of Subtenant to remedy such default prior to the expiration of any applicable notice and/or cure period, Subtenant has hereby assigned to Sublandlord, and Sublandlord may, at its option, accept such assignment of, all right, title and interest of Subtenant as sublandlord under such sub-sublease, together with all modifications, extensions and renewals thereof then in effect, and such sub-subtenant shall, at Sublandlord’s option, attorn to Sublandlord pursuant to the then executory provisions of such sub-sublease, except that Sublandlord shall not be (A) liable for any previous act or omission of Subtenant under such sub-sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sub-sublease, which theretofore accrued to such sub-subtenant against Subtenant, (C) bound by any previous modification of such sub-sublease not consented to by Sublandlord, or by any by more than one (1) month prior to the due date hereof of any rent or additional rent payable under such sub-sublease, (D) bound to return such sub-subtenant’s security deposit, if any, except to the extent that Sublandlord shall receive actual possession of such deposit and such sub-subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sub-sublease, or (E) obligated to make any payment to or on behalf of such sub-subtenant, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Sublandlord’s obligations under this Sublease. The provisions of this Section 8 shall be self-operative, and no further instrument shall be required to give effect hereto, provided that the sub-subtenant shall execute and deliver to Sublandlord any instruments Sublandlord may reasonably request to evidence and confirm such subordination and attornment.

(d) Any modification, amendment of a non-ministerial nature of a sub-sublease, or extension of a sub-sublease shall be deemed a sub-sublease for the purposes of Section 8(a) hereof. A copy of every modification or amendment of a sub-sublease shall be furnished to Sublandlord with five (5) Business Days after execution and delivery thereof.

(e) Notwithstanding anything in this Sublease to the contrary, no assignment or subletting, whether made with Sublandlord’s consent or without Sublandlord’s consent, if and

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to the extent permitted hereunder, shall be effective unless and until: (A) in the case of an assignment or a deemed assignment, the assignee executes, acknowledges and delivers to Sublandlord (i) an agreement in form and substance reasonably satisfactory to Sublandlord whereby the assignee (1) assumes Subtenant’s obligations under this Sublease, and (2) agrees that, notwithstanding such assignment or transfer, the provisions of Section 8(a) hereof shall be binding upon it in respect of all future assignments and deemed assignments, and (ii) certificates or policies of insurance as required under this Sublease; and (B) in the case of a subletting of all or any portion of the Subleased Premises, Subtenant delivers to Sublandlord an executed counterpart of such sublease.

(f) Notwithstanding any assignment or subletting or any acceptance of rent or additional rent by Sublandlord from any assignee or sub-subtenant, Subtenant shall remain fully and primarily liable for the payment of all rent and additional rent due and for the performance of all other terms, covenants and conditions contained in this Sublease on Subtenant’s part to be observed and performed, and any default under any term, covenant or condition of this Sublease by any sub-subtenant shall be deemed a default under this Sublease by Subtenant and Sublandlord may exercise its remedies hereunder unless such default is cured by Subtenant within any applicable grace period after notice herein required. Subtenant shall indemnify, defend, protect and hold harmless Sublandlord from and against any and all losses, liabilities, damages (other than consequential or punitive damages), claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, resulting from any claims that may be made against Sublandlord by the proposed assignee or sub-subtenant or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sub-sublease, irrespective of whether Sublandlord shall give or decline to give its consent to any proposed assignment or sublease.

(g) If Subtenant shall enter into any assignment or sublease permitted hereunder (other than pursuant to Section 8(h) above, or consented to by Sublandlord, Subtenant shall, within sixty (60) days of Sublandlord’s consent to such assignment or sublease, deliver to Sublandlord a complete list of Subtenant’s reasonable third party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction, together with a list of all of Subtenant’s property to be transferred to such assignee or Subtenant and shall deliver to Sublandlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting, Subtenant shall pay to Sublandlord:

(i) In the case of an assignment, within ten (10) days after the effective date of the assignment, an amount equal to fifty percent (50%) of (A) all sums and other consideration paid to Subtenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of Subtenant’s property, less, in the case of a sale thereof, the then fair market value thereof, as reasonably determined by Subtenant) minus (B) Subtenant’s transaction expenses for brokerage commissions, legal fees, costs of improvements or an improvement allowance or other reasonable out-of-pocket costs incurred by Subtenant in effecting such assignment; or

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(ii) In the case of a sub-sublease, an amount equal to fifty percent (50%) of (A) all consideration payable under the sub-sublease to Subtenant by the sub-subtenant which exceeds, on a per square foot basis, Annual Base Rent and additional rent accruing during the term of the sub-sublease in respect of the sub-subleased space (together with any sums paid for the sale or rental of Subtenant’s property, less, in the case of the sale thereof, the then fair market value thereof, as reasonably determined by Subtenant minus (B) Subtenant’s transaction costs, amortized over the term of the sub-sublease, for brokerage commissions, legal fees, costs of improvements or improvement allowance or other reasonable out-of-pocket costs incurred by Subtenant in effecting such sub-sublease and the unamortized costs of Subtenant’s initial improvements to the Subleased Premises). The sums payable under this clause shall be paid by Subtenant to Sublandlord in each case within ten (10) days after they paid by the sub-subtenant to Subtenant.

(h) Subtenant hereby waives any claim against Sublandlord for money damages which Subtenant may have based upon any assertion that Sublandlord has unreasonably withheld or delayed any consent to an assignment or subletting pursuant to the provisions of this Sublease Subtenant agrees that its sole remedy shall be an action or proceeding to enforce such provisions or for specific performance.

(i) Any attempted assignment or subletting made contrary to the provisions of this Section 8 shall be null and void; provided, however, that Sublandlord may collect an amount equal to the then Rent from the sublessee or assignee as a fee for its use and occupancy, and shall apply the amount so collected to the Rent reserved in this Sublease No such assignment, subletting, occupancy or use, whether with or without Sublandlord’s prior consent, nor any such collection or application of Rent or fee for use and occupancy, shall be deemed a waiver by Sublandlord of any term, covenant or condition of this Sublease or the acceptance by Sublandlord of such assignee, subtenant, occupant or user as tenant hereunder. No consent by Sublandlord to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord’s express written consent to any further assignment or subletting. The provisions of this Section 8 shall apply to each and every assignment and sublease Subtenant proposes to enter into during the Term. For the purposes of this Section 8, “sublettings” shall be deemed to include all sub-sublettings as well as sublettings.

(j) Notwithstanding anything to the contrary set forth in this Lease, neither any assignment of Subtenant’s interest in this Sublease nor any subletting, occupancy or use of the Subleased Premises or any part thereof by any entity other than Subtenant, nor any collection of Rent by Sublandlord from any entity other than Subtenant, nor any application of any such Rent to Subtenant’s obligations hereunder shall, in any circumstances, relieve the Subtenant named herein (and subsequent subtenants) of the obligations under this Sublease on Subtenant’s part to be observed and performed (including without limitation, Subtenant’s obligation to pay

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Rent to Sublandlord in accordance with the terms hereof, except to the extent received by Sublandlord from another entity and applied to any Rent otherwise payable hereunder). In furtherance thereof, the Subtenant named herein (and subsequent subtenants) agrees that it shall be the primary obligor of its obligations, responsibilities, liabilities, indemnities and other covenants under this Sublease, regardless of any assignment, sublease or license permitted or not permitted hereunder.

SECTION 9.	Alterations and Improvements.

(a) Subtenant shall not make any “Alterations” to the Subleased Premises except in strict compliance with Section 6.2.5 of the Prime Lease as incorporated herein by reference. Alterations which Subtenant proposes to perform at it sole cost and expense to prepare the Subleased Premises for its initial occupancy are referred to herein as the “Initial Alterations”. Subtenant may not make any Alterations that would require Landlord’s consent under the Prime Lease or that would require the filing of plans with the Department of Buildings (or a successor agency) without first obtaining the prior written approval of Sublandlord, which approval shall not be unreasonably withheld if the consent of Landlord has been obtained thereto. If any Alterations proposed by Subtenant require the approval of Landlord pursuant to Section 6.2.5 of the Prime Lease, no such Alterations shall be commenced until such approval has been received by Sublandlord on Subtenant’s behalf. Subtenant may perform Alterations of a merely decorative or cosmetic nature that do not require Landlord’s consent under the Prime Lease without Sublandlord’s consent. Sublandlord shall respond to Subtenant’s request for approval of Alterations as and when provided in Section 6.2.5 of the Prime Lease as incorporated herein by reference. All materials required to be submitted in connection with proposed Alterations under Section 6.2.5 of the Prime Lease shall be submitted by Subtenant to Sublandlord in duplicate. Sublandlord shall promptly forward Subtenant’s request for approval and/or the materials submitted by Subtenant in connection therewith to Landlord for simultaneous review thereof by Landlord and Sublandlord. Subtenant, at its sole cost and expense, shall comply with all of the applicable provisions of the Prime Lease relating to such Alterations and, promptly after demand therefor by Sublandlord, Subtenant shall pay, as additional rent hereunder, any amounts payable to Landlord pursuant to the Prime Lease in connection with such Alterations. Subtenant, within fifteen (15) days of demand therefor, shall also pay, as additional rent hereunder, any reasonable out-of-pocket expenses incurred by Sublandlord to independent third parties in connection with Subtenant’s proposed Alteration. Subtenant shall reimburse Sublandlord for any reasonable out-of-pocket costs incurred by Sublandlord in reviewing Subtenant’s Alteration plans or inspecting the Alterations. Sublandlord approves the preliminary plans for Subtenant’s Initial Alterations as described on Exhibit D attached hereto which plans need to be finalized for final approval by Sublandlord, which will not be unreasonably withheld or delayed. Within ninety (90) days of completion, Subtenant will provide Sublandlord with a schedule setting for the costs of performing Subtenant’s Initial Alterations, together with such back-up as Sublandlord shall reasonably request.

(b) Notwithstanding anything to the contrary contained in the Prime Lease, at the expiration or earlier termination of this Sublease, Subtenant shall quit and surrender possession of the Subleased Premises to Sublandlord, in broom clean condition. At the

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expiration or earlier termination of the Sublease, Subtenant shall be obligated to remove (i) any Alterations by Subtenant in the Subleased Premises which are required by Landlord pursuant to and consistent with the Prime Lease at the time of such consent to be removed, (ii) Special Alterations performed by Subtenant in the Subleased Premises (which are required to be removed pursuant hereto) and (iii) Subtenant’s property, including furniture, trade fixtures and equipment, including without limitation the Furniture and Equipment. Subtenant shall, at its sole cost and expense, perform such removal and restoration and repair any damage caused by any such restoration or removal.

(c) Sublandlord shall not unreasonably withhold, condition or delay its consent to Subtenant’s selection of a contractor, architect, engineer or subcontractors for Subtenant’s initial Alterations or future Alterations provided such contractor is approved by the Landlord, to the extent such approval by Landlord is required by the terms of the Prime Lease. Sublandlord shall not unreasonably withhold, condition or delay its consent to Subtenant’s employees performing work, provided they are properly licensed and Landlord consents thereto.

(d) Sublandlord shall not be liable for any injury, loss or damage to persons or property, sustained by Subtenant or any other person or other entity due to (i) the Subleased Premises, the Building or any part or appurtenances of either being or becoming out of repair, (ii) the happening of any accident in or about the Subleased Premises or the Building, (iii) any act or neglect of any tenant or occupant of the Building or of any other person or other entity, or (iv) any other reason whatsoever, other than breach of the Prime Lease (not caused by a breach of Subtenant under this Sublease) or this Sublease or the gross negligence or wilful misconduct of Sublandlord. Sublandlord shall not be liable in any event for consequential or punitive damages.

(e) Sublandlord will give Subtenant reasonable access to Subtenant to perform the Initial Alterations and certain other work in the Subleased Premises prior to the Commencement Date. Subtenant’s access to the Subleased Premises prior to the commencement Date shall be subject to all of the terms of the Sublease, except for the obligation to pay Fixed Rent.

SECTION 10.	Indemnification.

(a) Subject to the terms of Sections 11(c) and(d) hereof relating to waivers of subrogation (to the extent that such waivers of subrogation shall be applicable in any case), Subtenant shall indemnify and hold harmless Sublandlord, Landlord and Landlord Affiliates and its and their respective partners, directors, officers, principals, shareholders, members, agents and employees (collectively, the “Indemnified Parties”) from and against any and all claims arising from or in connection with (i) all claims of whatever nature arising from any act, omission or negligence of Subtenant, its contractors, licensees, agents, servants, employees, invitees or visitors, (ii) all claims arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in or about the Subleased Premises, (iii) all claims arising from any accident, injury or damage occurring outside of the Subleased Premises but anywhere within or about the Real Property, where such accident, injury or damage results from an act, omission or negligence of Subtenant or Subtenant’s contractors,

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licensees, agents, servants, employees, invitees or visitors, and (iv) any breach, violation or non-performance of any covenant, condition or agreement in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed, except in each case, to the extent arising from the negligence or willful misconduct of such Indemnified Party; together with all reasonable, actual out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys fees and expenses. In case any action or proceeding be brought against Sublandlord, Landlord and/or any Landlord Affiliate and/or its or their respective partners, directors, officers, principals, shareholders, members, agents and/or employees by reason of any such claim, Sublandlord, Landlord or such Landlord Affiliate, as applicable, shall give Subtenant prompt notice thereof, and Subtenant shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Sublandlord, Landlord or such Landlord Affiliate, as applicable). Sublandlord shall have the right to employ separate counsel, at its own expense, in any such action and to participate in the defense thereof.

(b) Nothing contained in this Section 10 shall modify or affect the provisions of Section 11 below.

(c) This Section 10 and the obligations set forth herein shall survive the Expiration Date.

SECTION 11.	Insurance.

(a) Except for the limits on the policy of commercial general liability insurance set forth in the next succeeding sentence, Subtenant shall obtain and keep in full force and effect during the term of this Sublease at its own cost and expense insurance with respect to the Subleased Premises and Subtenant’s use and occupancy thereof meeting all of the requirements of Section 4.2.4 of the Prime Lease protecting as insureds Landlord and Sublandlord and any other parties designated by Landlord pursuant to Section 4.2.4 of the Prime Lease. Subtenant shall pay all premiums and charges therefor and upon failure to do so Landlord or Sublandlord, as the case may be, may after notice to Subtenant, but shall not be obligated to, make such payments, and in such event said sum shall be deemed to be additional rent and in each instance collectible on the first day of any month following the date of notice to Subtenant in the same manner as though it were Rent originally reserved hereunder.

(b) Commencing on the Commencement Date, the original insurance policies or appropriate certificates shall be deposited with Sublandlord together with any renewals, replacements or endorsements requested by Sublandlord to the end that said insurance shall be in full force and effect for the benefit of Landlord and Sublandlord during the Term. In the event Subtenant shall fail to procure and place such insurance, Landlord or Sublandlord may after notice to Subtenant, but shall not be obligated to, procure and place same, in which event the amount of the premium paid shall be refunded by Subtenant to Sublandlord or Landlord, as the case may be, upon demand and shall in each instance be collectible on the first day of the month or any subsequent month following the date of payment by Landlord or Sublandlord, in the same manner as though said sums were Rent reserved hereunder.

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(c) Subtenant hereby releases Sublandlord from any liability for and waives its right of recovery against Sublandlord for loss or damage to Subtenant’s equipment, improvements, trade fixtures or other property whatsoever due to any cause whatsoever. If any of Subtenant’s property insurance policies require an endorsement to effect a waiver of subrogation by such insurer, Subtenant shall cause such policies to be so endorsed. To the extent permitted under such policies, Subtenant hereby waives on behalf of such insurer all rights of subrogation against Sublandlord for any such loss or damage.

(d) Sublandlord hereby releases Subtenant from any liability for and waives its right of recovery against Subtenant for loss or damage to Sublandlord’s equipment, improvements, trade fixtures or other property whatsoever due to any cause whatsoever. If any of Sublandlord’s property insurance policies require an endorsement to effect a waiver of subrogation by such insurer, Sublandlord shall cause such policies to be so endorsed. To the extent permitted under such policies, Sublandlord hereby waives on behalf of such insurer all rights of subrogation against Subtenant for any such loss or damage.

SECTION 12.	Destruction, Fire and other Casualty/Condemnation.

(a) Except as provided in subsection (b) below, if the whole or any part of the Subleased Premises shall be damaged by fire or other casualty and the Prime Lease is not terminated on account thereof by either Landlord or Sublandlord pursuant to Article 7 thereof, this Sublease shall remain in full force and effect and Rent shall not abate except to the extent Sublandlord is entitled to an abatement of Rent under the terms of the Prime Lease for the portion of the Subleased Premises so damaged.

(b) If (i) all or a material portion of the Subleased Premises (is damaged or rendered untenantable by fire or other casualty, (ii) the Prime Lease has not been terminated pursuant to any provision of Article 7 thereof, and (iii) Sublandlord shall have notified Subtenant that the time period estimated to substantially complete Landlord’s restoration work, as determined pursuant to Article 7 of the Prime Lease, exceeds twelve (12) months from the date of such fire or casualty, then Subtenant shall have the right to terminate this Sublease (Sublandlord will promptly furnish Subtenant with Landlord’s notice of estimated time of restoration after a casualty that affects the Subleased Premises), but only by giving written notice thereof to Sublandlord within ninety (90) days after receipt of notice from Sublandlord pursuant to clause (iii) of this Section 12(b). If all or a material portion of the Subleased Premises (is damaged or rendered untenantable by fire or other casualty, Sublandlord will consult with Subtenant regarding the rights of the parties under the Prime Lease and Sublease, respectively. If Subtenant shall exercise such right to terminate this Sublease, then: (x) this Sublease and the term and estate hereby granted shall expire as of the termination date set forth in Subtenant’s notice to Sublandlord, provided that Subtenant, subject to any abatement as may apply pursuant to the terms hereof, shall continue to pay all Base Rent and additional charges and perform all of its obligations with respect to the balance of the Subleased Premises through the termination date, with the same effect as if that were the date hereinbefore set for the expiration of the Term, and (y) the Base Rent and additional rent shall be apportioned as of such dates. If Subtenant elects to terminate this Sublease pursuant to the terms of this Section 12(b), Subtenant shall make

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available (or pay over) to Sublandlord a portion of the proceeds of the property insurance required to be carried by Subtenant pursuant to Section 11 with respect to leasehold improvements in the Subleased Premises other than any leasehold improvements made by Subtenant at Subtenant’s cost and expense, (as and when such proceeds are received from Subtenants insurer(s), it being expressly understood that Subtenant shall be liable for the full amount payable under this subsection (b) if Subtenant’s inability to timely collect insurance proceeds is due to Subtenant’s failure to properly maintain insurance as required hereby or to diligently and in good faith pursue collection of insurance proceeds allocable to the portion of the Subleased Premises damaged by such casualty.

(c) If the whole or any part of the Subleased Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use and the Prime Lease is not terminated on account thereof by pursuant to Article 7 thereof, this Sublease shall remain in full force and effect and Rent shall not abate except to the extent Sublandlord is entitled to an abatement of Rent under the terms of the Prime Lease for the portion of the Subleased Premises so affected; provided, however, that if (i) all or a material portion of the Subleased Premises is rendered untenantable as a result of such condemnation, (ii) the Prime Lease has not been terminated pursuant to any provision of Article 7 thereof, and (iii) Sublandlord shall have notified Subtenant that the time period estimated to substantially complete restoration to a tenantable condition of the area of the Subleased Premises affected by such condemnation, (which notice shall be given by no later than sixty (60) days following the effective date of such condemnation), exceeds twelve (12) months from the date of such condemnation, then Subtenant shall have the right to terminate this Sublease, but only by giving written notice thereof to Sublandlord within thirty (30) days after receipt of notice from Sublandlord pursuant to clause (iii) of this Section 12(c). If Subtenant shall exercise such right to terminate this Sublease, then: (x) this Sublease and the term and estate hereby granted shall expire on the date of the taking or earlier date specified in Subtenant’s notice to Sublandlord with the same effect as if that were the date hereinbefore set for the expiration of the Term, and (y) the Base Rent and additional rent shall be apportioned as of such date. Without limiting the terms of the Prime Lease as incorporated herein by reference, nothing contained herein shall prevent Subtenant from seeking a condemnation award for any taking in connection with its personal property, or relocation costs and expenses to the extent permitted by the Prime Lease.

SECTION 13.	Sublandlord’s Obligations.

(a) Subtenant agrees that to the extent Landlord fails or refuses to perform its obligations under the Prime Lease to supply services or to make repairs and replacements or to take any action whatsoever with respect to the Subleased Premises or the Building, Sublandlord shall not be obligated to perform such obligations and Sublandlord shall have no liability or obligation with respect thereto. Subtenant agrees that no failure or delay on the part of Landlord in the performance of any such obligation shall give rise to any claim against Sublandlord for damages or constitute a total or partial eviction, nor shall this Sublease or the obligations of the Subtenant hereunder to pay Rent hereunder and to perform and observe all of the other obligations, covenants, conditions and agreements on the part of Subtenant contained in this Sublease be thereby affected in any manner whatsoever.

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(b) Sublandlord shall not be obligated to perform and shall not be liable for the performance by Landlord of any of the obligations of Landlord under the Prime Lease, including, without limitation, Landlord’s obligations under the Prime Lease with respect to asbestos and Hazardous Materials. Subtenant shall have no claim against Sublandlord by reason of any default upon the part of Landlord and nothing herein contained shall be deemed to authorize Subtenant to represent Sublandlord in connection with any suit or claim by or against Landlord.

(c) (i) Except for those services expressly agreed to be provided by Sublandlord pursuant to the terms of this Sublease, if any, Sublandlord shall have no obligation during the term of this Sublease to render any services to Subtenant in or to the Subleased Premises of any nature whatsoever or to expend any money for the preservation or repair of the Subleased Premises. Subtenant agrees to look solely to the Landlord for the furnishing of any services or the performance of any work to which Sublandlord may be entitled under the Prime Lease. Sublandlord agrees to cooperate with Subtenant, and to use its good faith and commercially reasonable efforts, without, however, incurring any liabilities or expenses not otherwise provided for in the Prime Lease or this Sublease, by taking whatever action shall be reasonably required, to enforce for the benefit of Subtenant the obligations of Landlord to Sublandlord under the Prime Lease.

(ii) Upon Sublandlord’s receipt of a notice from Subtenant that the Landlord has failed to perform a material obligation under the Prime Lease which materially impairs Subtenant’s ability to conduct its business in the Subleased Premises, Sublandlord shall, at its option (which election shall be promptly made by Sublandlord and notice thereof given to Subtenant promptly thereafter) either: (A) timely institute and diligently prosecute any action or proceeding or take such other action (including without limitation, in Sublandlord’s sole discretion, exercising any right of self-help under the Prime Lease) to cause Landlord to observe and perform the observance of or compliance with any obligation of Landlord under the Prime Lease, in which case Subtenant shall be entitled to participate with Sublandlord in any recovery or relief obtained in connection with the enforcement of Sublandlord’s rights against Landlord to the extent it relates to the Subleased Premises; or (B) provided there is no uncured default hereunder, direct Subtenant to pursue its claim directly against Landlord, in which event, to the extent permitted under the Prime Lease, Sublandlord assigns to Subtenant all rights and remedies it may have against Landlord to perform such obligations. Subtenant agrees to indemnify, defend and hold Sublandlord harmless from and against any costs, liabilities, claims, penalties and expenses (including, without limitation, reasonable attorney’s fees and disbursements) arising from Subtenant’s attempted enforcement of such obligations of Landlord.

(iii) All reasonable actual, out-of-pocket expenses of Sublandlord (including but not limited to reasonable attorneys fees and disbursements) arising from Sublandlord’s action taken pursuant to the preceding subparagraph (ii) shall be reimbursed by Subtenant within twenty (20) days after demand together with

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reasonable back-up documentation therefor, provided, that to the extent other portions of the Leased Premises are benefited by such action, such expenses shall be apportioned so that Subtenant shall be responsible only for an equitable share of such expenses.

(d) Nothing contained in this Section 13 shall require Sublandlord to institute any suit or action to enforce any such obligations of Landlord or permit Subtenant to act in Sublandlord’s name. Subtenant acknowledges that the failure of Landlord to provide any services or comply with any obligations under the Prime Lease shall not entitle Subtenant to any abatement or reduction in Rent payable hereunder, unless Fixed Rent and/or Additional Rent coming due under the Prime Lease that is attributable to the Subleased Premises is abated or reduced in respect thereof, in which case Subtenant shall be entitled to an appropriate abatement or reduction in Base Rent and additional rent payable hereunder.

(e) Subject to the provisions of the Prime Lease and Sublandlord’s approval, Subtenant may install signage in the elevator lobby on the Ninth (9th) Floor and be listed in the Building directory.

(f) Sublandlord shall request Landlord to provide Subtenant with Subtenant’s Proportionate Share of the number of computerized lobby directory listings available to Sublandlord.

SECTION 14. Environmental. Except in accordance with the terms of the Prime Lease, Subtenant shall not use, generate, manufacturer, store or dispose of on or about the Subleased Premises or Building or cause or permit any hazardous materials to be brought upon, stored, manufactured, or used in violation of any Legal Requirement or the Prime Lease in or about the Subleased Premises or Building for any purpose.

SECTION 15. Submission to Jurisdiction. Subtenant and Sublandlord irrevocably submit to the jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in the City of Boston or Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Sublease. Subtenant and Sublandlord hereby agree that either party shall have the option, in its sole discretion, to lay the venue of any such suit, action or proceeding, in the courts of the Commonwealth of Massachusetts or the United States of America for Massachusetts.

SECTION 16. Notices. Any notice required or desired to be given to any party hereto shall be given in writing and by hand delivery (provided a signed receipt therefor has been obtained), by Federal Express or other nationally recognized overnight courier for next Business Day delivery (in which case such notice shall be deemed given on the next Business Day after being deposited with the courier) or by certified mail, return receipt requested (in which case, such notice shall be deemed given on the date of receipt or refusal to accept delivery thereof and shall be addressed to the parties hereto at their addresses as set forth below or to such other address as any party may designate by written notice:

(a) If to Sublandlord:

Berenberg Capital Management, LLC

255 State Street

Boston, Massachusetts 02109

Attention:

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With a copy to:

Joh. Berenberg, Gossler & Co. KG

Neuer Jungfernstieg 20

20354 Hamburg, Germany

Attention: Head of Real estate Office

If to Subtenant:

Pieris Pharmaceuticals Inc.

255 State Street

Boston, MA 201019

Attention: Darlene Depula, Chief Financial Officer

With a copy to:

Minz, Levin, Cohen, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Allison Driscoll

Either party may, by notice as aforesaid, designate a different address or addresses for notices intended to it.

SECTION 17. Integration; Successors and Assigns, etc. This Sublease and the Exhibits attached hereto, including the Prime Lease to the extent expressly incorporated herein), and the Landlord Consent executed and delivered by each of the parties thereto, contain the entire agreement between the parties with respect to the use and occupancy of the Subleased Premises, and any agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. Subtenant shall not record this Sublease.

SECTION 18. Successors and Assigns. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns.

SECTION 19. No Other Agreements. This Sublease (including the Prime Lease to the extent expressly incorporated herein) constitutes the entire agreement between the parties hereto

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and no earlier statements or prior written matter shall have any force or effect. Subtenant agrees that it is not relying on any representations or agreements other than those contained in this Sublease. This Sublease shall not be modified or canceled or amended except by written instrument subscribed by both parties.

SECTION 20. Execution of Sublease. This Sublease is submitted to Subtenant for signature with the understanding that it shall not bind Sublandlord or Subtenant unless and until it is duly executed by both Subtenant, one (1) month’s installment of Base Rent and security deposit is delivered to Sublandlord and a fully executed copy or copies of this Sublease has or have been delivered to Subtenant.

SECTION 21. Broker. Subtenant represents and warrants to the Sublandlord that it has not hired, retained or dealt with any finder, consultant, broker, firm or salesman in connection with this Sublease other than T3Advisors and Jones Lang LaSalle (collectively, the “Broker”). Subtenant shall defend, indemnify and hold Sublandlord harmless from and against any and all claims for brokerage fees or other commissions or fees which may at any time be asserted against Sublandlord founded upon a claim that the aforesaid representation and warranty of the Subtenant is untrue, together with any and all losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) relating to such claims or arising therefrom or incurred by the Sublandlord in connection with the enforcement of this indemnification provision. Sublandlord shall pay Broker a commission in connection with this Sublease, pursuant to a separate agreement.

SECTION 22. Consents. Except as expressly provided to the contrary in this Sublease, in all provisions of the Prime Lease requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Landlord and Sublandlord. Sublandlord’s refusal to consent to or approve any matter or thing, whenever Landlord’s consent or approval is required under this Sublease or under the Prime Lease as incorporated herein (including, without limitation, the consent of Sublandlord required in connection with any alterations or improvements which may be proposed by Subtenant to prepare the Subleased Premises for Subtenant’s occupancy) shall be deemed reasonable if Landlord has refused or failed to give its consent or approval to such matter or thing and is not deemed to have consented thereto under the terms of the Prime Lease.

SECTION 23. Time Limits. The parties agree that the time limits set forth in the Prime Lease for the giving of notices, making demands, performance of any act, condition or covenant (including the making of payments), or the exercise of any right, remedy or option, are modified for the purposes of this Sublease by lengthening or shortening the same in each instance by three (3) Business Days, as the case may be, so that notices may be given, demands made, any act, condition or covenant performed, and any right or remedy hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limits relating thereto contained in the Prime Lease but in no event shall Subtenant have less than three (3) Business Days to make any payments or perform any non-monetary covenant. Subtenant and Sublandlord shall, not later than three (3) Business Days after receipt thereof, each furnish to the other a copy of each notice, demand or other written communication received from Landlord which relates to the Subleased Premises or any portion of the Building that would reasonably be expected to affect Subtenant.

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SECTION 24. Governing Law. This Sublease shall be governed by and construed under the laws and the Commonwealth of Massachusetts.

SECTION 25. Quiet Enjoyment. Sublandlord covenants that if, and so long as, Subtenant pays all of the Rent due hereunder, and keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Subtenant to be kept and performed, Subtenant shall quietly enjoy the Subleased Premises without hindrance or molestation by Sublandlord or by any other person lawfully claiming the same, subject to the covenants, agreements, terms, provisions and conditions of this Sublease.

SECTION 26. Miscellaneous. (a) Sublandlord and Subtenant each represents and warrants to the other that the execution, delivery and performance by such party of this Sublease are within its powers, have been duly authorized by all necessary corporate or limited liability company actions and do not contravene such party’s organizational documents.

(b) Submission of this Sublease for examination shall not bind Sublandlord in any manner nor be construed as an offer to sublease, and no agreement or obligations of Sublandlord or Subtenant shall arise until this Sublease is executed by both Sublandlord and Subtenant and delivery is made to each and the advance payment of one (1) month’s Base Rent has been received by Sublandlord.

(c) Sublandlord represents that (i) Subtenant has been provided with a true and complete redacted copy of the Prime Lease and (ii) the Prime Lease is in full force and effect.

(d) Each party represents to the other that it is authorized to enter into this Sublease and that this Sublease and the consummation of the transactions contemplated thereby, shall be valid and binding on it.

(e) Subtenant represents and warrants to Sublandlord that (a) Subtenant and each person or entity directly or indirectly owning an interest in Subtenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Subtenant constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Subtenant (whether directly or indirectly), (d) none of the funds of Subtenant have been derived from any unlawful activity with the result that the investment in Subtenant is prohibited by law or that this Sublease is in violation of law, and (e) Subtenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term

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“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Subtenant is prohibited by Requirements or Subtenant is in violation of Requirements.

SECTION 27. Security Deposit.

(a) Upon execution of this Sublease, Subtenant shall deposit with Sublandlord, the sum of NINETY-SEVEN THOUSAND ONE HUNDRED TEN and 75/100 DOLLARS ($97,110.75) as security for the timely and faithful performance and observance by Subtenant of each of the terms, covenants and conditions of this Sublease. Said amount represents an amount equal to approximately six (6) months’ average Base Rent subject subparagraph (f) below. Subtenant may in lieu of depositing the Security Deposit in cash, deliver to Sublandlord, an unconditional, irrevocable letter of credit for the benefit of Sublandlord (the “L/C”) issued by a U.S. bank or other bank, approved by Sublandlord, which L/C shall be substantially in the form attached hereto and made a part hereof as Exhibit C, and which letter of credit shall have a term of at least one (1) year, which by the terms of the L/C, shall be automatically annually extended, ultimately ending not less than thirty (30) days after the Expiration Date.

(b) In the event of an Event of Default, Sublandlord may apply or retain the security deposit, or draw upon the L/C, as the case may be, either in whole or any part, for the payment of any rent or any other sum as to which Subtenant is so in default or for any sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants or conditions of this Sublease after the giving of any required notice and expiration of applicable cure periods. The L/C shall provide that it may be drawn upon by presentation to the issuing bank of a statement by Sublandlord that (i) an Event of Default by Subtenant has occurred under the Sublease and that notice, if required under the Sublease, has been given to Subtenant thereof and any cure period has passed and (ii) specifying the amount of the draft presented which shall be equal to the amount which Sublandlord is entitled to be paid under the Sublease.

(c) After any such application for the security deposit, and within ten (10) days of Sublandlord’s demand therefor, Subtenant shall deposit with Sublandlord an amount equal to the amount of the security so applied by Sublandlord or reinstate the full amount of the L/C.

(d) In the event Subtenant fully and faithfully performs its obligations hereunder, the cash security or the L/C, as the case may be, to the extent not applied, shall be returned to Subtenant within thirty (30) days after the Expiration Date. This subsection (d) shall survive the Expiration Date.

(e) If the deposit is in cash, Sublandlord shall deposit such amount in an interest bearing account and the interest earned thereon (less the administrative fee permitted by law) shall be held until the Expiration Date after which such deposit, together with interest, subject to the terms of this Sublease, shall be returned to Subtenant within thirty (30) days. Subtenant makes no representation that the deposit will accrue interest at any particular rate, including the legal rate. This subsection (e) shall survive the Expiration Date.

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(f) On or after the second (2nd) anniversary of the Rent Commencement Date, provided (i) Sublandlord has not previously drawn on the security deposit due to Subtenant’s default hereunder and (ii) there exists no monetary Event of Default or material non-monetary Event of Default, the security deposit shall be reduced by an amount equal Forty-Eight Thousand Five Hundred Fifty-Five Dollars and 38/100 ($48,555.38), so that the security deposit shall remain for the balance of the Term $48,555.38. If the Security Deposit is in the form of an L/C, Subtenant may affect the reduction of the security deposit by (A) submitting a new L/C in the reduced amount to Sublandlord, in which event Sublandlord will immediately return the original L/C to Subtenant, or (B) submitting to Sublandlord an amendment to the original L/C reducing the amount thereof, in which event Sublandlord shall immediately sign any documents requested by the issuing bank confirming acceptance by Sublandlord of the amendment. Provided the conditions in the first sentence of this paragraph have been satisfied, if the Security Deposit is in cash, Subtenant may request the reduction and Sublandlord will pay such amount within twenty (20) days of such request.

Signature page follows.

Remainder of page intentionally left blank.

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IN WITNESS WHEREOF, this Sublease has been duly executed the day and year first above written.

SUBLANDLORD:	BERENBERG CAPITAL MARKETS LLC

	By:	/s/ David Mortlock
		Name:	David Mortlock
		Title:	Head of Equities

SUBTENANT:	PIERIS PHARMACEUTICALS INC.

	By:	/s/ Stephen Yoder
		Name:	Stephen Yoder
		Title:	President & CEO

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EXHIBIT A

FLOOR PLAN OF SUBLEASED PREMISES

[see attached]

A-1

ADD Inc Stantec

SUBLEASE AREA
3,950 RSF.

BERENBERG

255 STATE STREET 9TH FLOOR

Berenberg Capital Markets LLC

08/06/2015

STATE STREET

DEMOLITION LEGEND

DEMOLITION PLAN KEYNOTES

DEMOLITION PARTITION PLAN NOTES

255 STATE

BERENBERG BANK

ADD Inc

DEMOLITION - PARTITION PLAN

ID-101

EXHIBIT B

SUBLANDLORD’S WORK

Sublandlord shall perform the following items of Sublandlord’s Work at its sole cost and expense, in each case, as more particularly described on (a) those certain Stantec/ Vaenderweil construction drawings prepared with respect to the Sublandlord’s Work (the “Construction Drawings”)

1.	Perform all demolition work shown on the Construction Drawings;

2.	Coil up data wire in the Subleased Premises from existing IT closet to above ceiling on subleased side;

3.	Erect new partitions in connection with new IT/electrical closet for the Subleased Premises and divide and install feeder, transformer, electrical panel and meter to separate electrical power (and metering of electricity consumption) for Subleased Premises from the remainder of the Leased Premises;

4.	Reconfigure HVAC ducts and equipment to separate HVAC for Subleased Premises from the remainder of the Leased Premises. To carry out the HVAC work, the Sublandlord will remove portions of the existing ceiling grid and tile. Following Sublandlord’s HVAC work, the Subtenant will reinstall the ceiling grid and tile;

5.	Install new ADA compliant sink and faucet in the Subleased Premises and install plumbing and associated plumbing connections for the hot water heater, dishwasher, refrigerator, filtered water and coffee maker in the Subleased Premises. Subtenant will provide dishwasher for installation by Sublandlord, and Subtenant will provide refrigerator for icemaker water line connection by Sublandlord; Sublandlord will provide only the plumbing connection and not the equipment.

6.	Remove existing door between Subleased Premises and reminder of Leased Premises, and fill in doorway to create a secure demising wall between Subleased Premises and the remainder of the Leased Premises;

7.	Remove glass partitions between the Subleased Premises and the remainder of the Leased Premises and replace with gypsum wall board partition to create a secure demising wall between the Subleased Premises and the remainder of the Leased Premises, which demising wall shall extend to the underside of the structural deck above;

8.	Remove from the Subleased Premises the existing audio/visual equipment and wiring and television backboxes, except AV wiring to remain in this small conference room;

9.	Remove existing furniture from the Subleased Premises, to the extent such furniture is excluded pursuant to Section 7 of the Sublease;

10.	Install modified coat rack and shelf as shown on the concluding construction drawing; and

11.	Sublandlord will provide one fire extinguisher with a semi-recessed stainless steel cabinet for installation by Subtenant.

B-1

EXHIBIT B-1

FIT PLAN

[See attached]

CONFERENCE ROOM
ELEC/IT ROOM
PRINT ROOM
CAFE
F.E.C.
C-SUITE WORK AREA
RECEPTION
COATS
HUDDLE ROOM 1
HUDDLE ROOM 2
OPEN OFFICE

1 LEVEL 9 PRESENTATION
1/8" = 1'-0"

PIERIS PHARMACEUTICALS NEW OFFICE FIT-OUT

255 STATE STREET, 9TH FLOOR, BOSTON MA
Date: 08/18/15
Project Number: 150074
Drawn by: KMAZZOTTA

9TH FLOOR FIT PLAN

Packard DESIGN
2 Seaport Lane
Boston, MA 02210
617 674 2000

EXHIBIT C

LETTER OF CREDIT FORM

NO.	DATE:	Irrevocable Letter of Credit

#

BENEFICIARY:	Berenberg Capital Markets LLC
255 State Street
Boston, Massachusetts

Dear Sir(s):

We hereby authorize you to value on                      Boston, Mass.

For the account of                      up to the aggregate amount of $        .

Available by your drafts at sight, accompanied by your statement, purportedly signed by one of your authorized officers, partners or agents, that the amount of your drawing represents funds due and payable under a certain Sublease dated as of                     , executed by and between                     , Inc., as Sublandlord and                      as Subtenant.

It is a condition of this Letter of Credit that it shall be deemed to be automatically extended for a period of one year from the present or any future expiration date, unless we shall notify you by written notice given by registered mail, return receipt requested, at least 60 days prior to such expiration date that we elect not to renew it for such additional period, in which case you shall have the right to draw on us the full amount of this Letter of Credit by your sight draft, accompanied by your signed written statement that you are drawing under letter of Credit #                      because you have received notice of non-renewal from us, and the accountee is still obligated to you under the above-referenced Sublease.

Partial draws are permitted under this Letter of Credit.

All drafts drawn under this Letter of Credit must bear on their face the clause “Drawn under Letter of Credit/#                     .”

Except so far as otherwise expressly stated, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce, Publication No. 500.

Exhibit 31.1

CERTIFICATIONS UNDER SECTION 302

I, Stephen S. Yoder, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Pieris Pharmaceuticals, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 13, 2015	/s/ Stephen S. Yoder
Stephen S. Yoder
	Title:	Chief Executive Officer and President (principal executive officer)

Exhibit 31.2

CERTIFICATIONS UNDER SECTION 302

I, Darlene Deptula-Hicks, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Pieris Pharmaceuticals, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 13, 2015	/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks
	Title:	Chief Financial Officer (principal financial officer)

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER UNDER SECTION 906

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), the undersigned officer of Pieris Pharmaceuticals, Inc. a Nevada corporation (the “Company”), does hereby certify, to his knowledge, that:

(i) the accompanying Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended September 30, 2015 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 13, 2015	/s/ Stephen S. Yoder
Stephen S. Yoder
	Title:	Chief Executive Officer and President (principal executive officer)

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER UNDER SECTION 906

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), the undersigned officer of Pieris Pharmaceuticals, Inc. a Nevada corporation (the “Company”), does hereby certify, to her knowledge, that:

(i) the accompanying Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended September 30, 2015 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 13, 2015	/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks
	Title:	Chief Financial Officer (principal accounting and financial officer)